Exhibit 10.1

PURCHASE AND SALE

AGREEMENT

Dated

September 26, 2011

by and among

THE PARTIES LISTED ON EXHIBIT A,

(EACH A SELLER AND COLLECTIVELY, SELLERS)

And

BRE SOUTHEAST RETAIL HOLDINGS LLC,

(PURCHASER)

TABLE OF CONTENTS

Article I SALE OF THE PROPERTIES		1
1.1	Sale of Property	1
1.2	No Representations	2
1.3	No Reliance	2
1.4	Acceptance of Deeds	3
1.5	“AS IS”	3
1.6	Sellers Released from Liability	4
1.7	Survival	5

Article II PURCHASE PRICE		5
2.1	Purchase Price	5

Article III DEPOSIT AND OPENING OF ESCROW		6
3.1	Deposit	6
3.2	Interest Bearing	6
3.3	Guaranty	6
3.4	Independent Consideration	6

Article IV CONDITIONS TO CLOSING		7
4.1	Conditions to Purchaser’s Obligation to Purchase	7
4.2	Conditions to Sellers’ Obligation to Sell	12
4.3	No Financing Contingency; Assumption of Mortgage Loans	14

Article V CLOSING		14
5.1	Date and Manner of Closing	14
5.2	Closing	14
5.3	Delay in Closing; Authority to Close	15
5.4	Seller’s Closing Deliveries	15
5.5	Purchaser’s Closing Deliveries	15
5.6	FIRPTA Withholding Procedures	15

Article VI DUE DILIGENCE		17
6.1	Review of Documents and Materials	17
6.2	Reliability of Information	17
6.3	Access Agreement	17

Article VII TITLE AND SURVEY		17
7.1	Title Documents	17
7.2	Survey	17
7.3	Title	18
7.4	Required Exceptions	18
7.5	Rights of First Refusal	18

Article VIII RISK OF LOSS		19
8.1	Casualty	19
8.2	Condemnation	19

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8.3	Major Aggregate Casualty / Taking	20

Article IX OPERATION OF THE PROPERTIES		21
9.1	Operations	21
9.2	Tenant Defaults	22
9.3	Tenant Estoppels	22
9.4	Tenant SNDAs	22
9.5	Service Agreements; Leases	22
9.6	Purchaser Assumes Certain Costs and Obligations	24
9.7	Loan Documents	25
9.8	Cooperating with Financing	25
9.9	Ross Plaza Obligations	26

Article X CLOSING PRORATIONS AND ADJUSTMENTS; PAYMENT OF CLOSING COSTS		27
10.1	General	27
10.2	Prorations	28
10.3	Rents	29
10.4	Security Deposits	30
10.5	Existing Mortgage Loan Reserve Accounts	31
10.6	Real Estate Taxes	31
10.7	Existing Options; Walmart	32
10.8	Leasing Costs	33
10.9	Scheduled Matters	33
10.10	Post-Closing Adjustments	33
10.11	Survival	33
10.12	Calculation of Prorations	34

Article XI DEFAULT		34
11.1	Default by Purchaser	34
11.2	Default by Seller	35

Article XII REPRESENTATIONS AND WARRANTIES		36
12.1	Sellers’ Representations	36
12.2	Definition of Each Seller’s Knowledge	40
12.3	Purchaser’s Representations, Warranties, and Covenants	40
12.4	Definition of Purchaser’s Knowledge	41

Article XIII ESCROW PROVISIONS		41
13.1	The Deposit and Any Other Sums	41

Article XIV GENERAL PROVISIONS		43
14.1	No Agreement Lien	43
14.2	Confidentiality	43
14.3	Headings	44
14.4	Brokers	44
14.5	Modifications	44

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14.6	Notices	45
14.7	Assignment	46
14.8	Further Assurances	47
14.9	Governing Law	47
14.10	Offer Only	47
14.11	Counterparts	47
14.12	E-mail or PDF Signatures	47
14.13	Severability	47
14.14	No Waiver	47
14.15	DIM Approvals	48
14.16	Limitation of Liability	48
14.17	Waiver of Jury Trial	49
14.18	Successors and Assigns	49
14.19	No Partnership or Joint Venture	49
14.20	No Recordation	49
14.21	Designation Agreement	49
14.22	1031 Exchanges	50
14.23	Survival	51
14.24	Exclusivity	51

Article XV JOINDER OF EQY		52

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is dated and made as of the 26th day of September, 2011 (the “Effective Date”) by and between THE ENTITIES LISTED ON EXHIBIT A, each with an office at c/o Equity One, Inc., 1600 NE Miami Gardens Drive, North Miami Beach, Florida 33179 (each, individually, a “Seller” and, collectively, “Sellers”), and BRE SOUTHEAST RETAIL HOLDINGS LLC, a Delaware limited liability company, with an office at 345 Park Avenue, New York, New York 10154 (“Purchaser”).

RECITALS

A. WHEREAS, as of the date hereof, each Seller is the owner of the fee estate of those parcels of land, and the buildings and any and all other fixtures and improvements erected thereon, set forth opposite its name on Exhibit A annexed hereto and more particularly described on Exhibits B-1 through B-36 annexed hereto (each hereinafter referred to individually as a “Property” and collectively as the “Properties”).

B. WHEREAS, Sellers desire to sell and Purchaser desires to purchase all of Sellers’ right, title and interest in and to the Properties upon the terms and conditions set forth in this Agreement.

C. WHEREAS, certain definitions, procedures and rules of construction for interpreting this Agreement are set forth on Exhibit C and the other schedules and exhibits attached hereto which are hereby incorporated in and constitutes part of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and provisions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth below.

ARTICLE I

SALE OF THE PROPERTIES

1.1 Sale of Property. Each Seller, as to the Property (as hereinafter defined) owned by such Seller, agrees to sell, transfer and assign to Purchaser and Purchaser agrees to purchase, accept and assume from the applicable Seller, subject to and in accordance with the provisions of this Agreement, all of the following:

(a) Land. Each Seller’s right, title and interest in and to such Seller’s parcels of land located as noted on Exhibit A and more particularly described on the corresponding Exhibit B, as each such Exhibit B may be modified from time to time to reflect any transactions or other matters expressly contemplated or permitted by Sections 8.2 and 10.7 of this Agreement (collectively, the “Land”);

(b) Improvements. Each Seller’s right, title and interest in and to all buildings and improvements situated on such Seller’s Land (collectively, the “Improvements”);

(c) Appurtenances. Each Seller’s right, title and interest in and to all easements, licenses, privileges and other rights appurtenant to such Seller’s Land (the “Appurtenances”);

(d) Leases. Each Seller’s right, title and interest in and to all leases, licenses to use space or other occupancy agreements, including, without limitation, all amendments, renewals and other modifications thereto, affecting the Land and Improvements, a complete list of said tenants is reflected in the Rent Roll (as defined below), and any New Leases (as hereinafter defined in Section 9.5(c)) including any guaranties thereof (collectively, the “Leases”), including any unapplied security deposits under such Leases, whether such security deposits are in the form of cash or letters of credit (collectively, the “Security Deposits”);

(e) Fixtures and Personal Property. Each Seller’s right, title and interest in and to all fixtures, machinery systems, equipment and other tangible personal property owned by such Seller attached or appurtenant to, presently located on (or which hereafter prior to the Closing Date is placed on) and, in each case, used in connection with the ownership, use, maintenance and operation of the Land or the Improvements (the “Fixtures and Personal Property”);

(f) Service Agreements. To the extent assignable and subject to Section 9.5 below, each Seller’s right, title and interest in and to all service agreements with respect to the Properties, together with any New Service Agreements (as defined in Section 9.5(b)) (collectively, the “Service Agreements”); and

(g) Intangible Property. Each Seller’s right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty: (A) consents, licenses, authorizations, approvals, certificates, permits, plans, development rights, entitlements, warranties, guarantees, floor plans, plans, specifications, and telephone exchange numbers relating to such Seller’s ownership and operation of the Land, Improvements and Fixtures and Personal Property, (B) all trade or assumed names and trade logos used in the operation of the Improvements, exclusive of those used or owned by Seller’s property manager, an affiliate of Equity One, Inc. and (C) if still in effect and provided that Purchaser pay any associated transfer fees or other costs, any guaranties and warranties received by Seller from any contractor, manufacturer or other person in connection with the construction or operation of the Property, Improvements, Fixtures and Personal Property, including any warranties with respect to the roofs or heating, ventilation and air conditioning systems, to the extent such warranties and guaranties are permitted to be assigned with no additional liability to Seller (collectively, the “Intangible Property”).

1.2 No Representations. Except for Sellers’ representations and warranties set forth in Article XII or in any documents executed by a Seller in connection with a particular Closing (collectively, the “Closing Documents”), Sellers make no express or implied representation or warranty with respect to any of the Properties, and to the extent permitted by law, excludes and disclaims any statutory or other representations or warranties.

1.3 No Reliance. Purchaser agrees that except for Sellers’ representations set forth in Article XII or in the Closing Documents, Purchaser is not relying on and has not relied on any statements, promises, information or representations made or furnished by Sellers or by any real estate broker, agent or any other person representing or purporting to represent Sellers but rather is relying solely on its own expertise and on the expertise of its consultants and on the inspections and investigations Purchaser and its consultants has or will conduct.

1.4 Acceptance of Deeds. Purchaser hereby acknowledges and agrees that the acceptance of a Deed (as hereinafter defined) by Purchaser shall be deemed to be full performance and discharge of each and every agreement and obligation on the part of the applicable Seller to be performed under this Agreement except those, if any, which are set forth in the applicable Closing Documents and those which are herein specifically stated to survive the Closing and the delivery of such Deed. No agreement or representation made in this Agreement by any Seller will survive the Closing and the delivery of the Deed by such Seller, unless expressly provided otherwise.

1.5 “AS IS”. EXCEPT AS SPECIFICALLY SET FORTH TO THE CONTRARY IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, PURCHASER AGREES (A) TO TAKE THE PROPERTIES “AS IS, WHERE IS, WITH ALL FAULTS” AND (B) THAT NO REPRESENTATIONS ARE MADE OR RESPONSIBILITIES ASSUMED BY SELLERS AS TO THE CONDITION OF THE PROPERTIES, AS TO THE TERMS OF ANY LEASES OR OTHER DOCUMENTS OR AS TO ANY INCOME, EXPENSE, OPERATION OR ANY OTHER MATTER OR THING AFFECTING OR RELATING TO THE PROPERTIES, NOW OR ON THE CLOSING DATE (EXCEPT FOR LIMITED WARRANTIES OF TITLE SET FORTH IN THE DEEDS TO BE DELIVERED AT CLOSING). UPON THE CLOSING, PURCHASER AGREES TO ACCEPT EACH PROPERTY IN THE CONDITION EXISTING ON THE RESPECTIVE CLOSING DATE, SUBJECT TO ALL FAULTS OF EVERY KIND AND NATURE WHATSOEVER WHETHER LATENT OR PATENT AND WHETHER NOW OR HEREAFTER EXISTING.

PURCHASER ACKNOWLEDGES THAT IT IS AN EXPERIENCED REAL ESTATE INVESTOR WHO HAS BEEN PROVIDED THE OPPORTUNITY TO INSPECT THE PROPERTIES, EITHER INDEPENDENTLY OR THROUGH AGENTS OF PURCHASER’S CHOICE, AND, EXCEPT FOR THE SELLERS’ REPRESENTATIONS (AS DEFINED BELOW), WILL RELY SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTIES, ITS PHYSICAL CHARACTERISTICS AND CONDITIONS AND SUCH OTHER INVESTIGATIONS AND STUDIES ON OR OVER THE PROPERTY AND ADJACENT AREAS AS IT DEEMED NECESSARY AND, EXCEPT FOR THE EXCEPTED CLAIMS (AS DEFINED BELOW), HEREBY WAIVES ANY AND ALL OBJECTIONS TO OR COMPLAINTS REGARDING THE PROPERTY AND ITS CONDITION, INCLUDING, BUT NOT LIMITED TO, FEDERAL, STATE OR COMMON LAW-BASED ACTIONS AND ANY PRIVATE RIGHT OF ACTION UNDER STATE AND FEDERAL LAW TO WHICH THE PROPERTIES ARE OR MAY BE SUBJECT, INCLUDING, BUT NOT LIMITED TO, CLAIMS RELATING TO CERCLA, RCRA, PHYSICAL CHARACTERISTICS AND EXISTING CONDITIONS, INCLUDING STRUCTURAL AND GEOLOGICAL CONDITIONS, SUBSURFACE SOIL AND WATER CONDITIONS, AND SOLID AND HAZARDOUS WASTE AND HAZARDOUS MATERIALS ON, UNDER, ADJACENT TO OR OTHERWISE AFFECTING THE PROPERTY. EXCEPT FOR THE EXCEPTED CLAIMS, PURCHASER FURTHER ASSUMES THE RISK OF CHANGES IN APPLICABLE LAWS AND REGULATIONS RELATING TO PAST, PRESENT AND FUTURE ENVIRONMENTAL CONDITIONS ON THE PROPERTIES AND THE RISK THAT ADVERSE PHYSICAL CHARACTERISTICS AND CONDITIONS, INCLUDING THE PRESENCE OF HAZARDOUS MATERIALS OR OTHER CONTAMINANTS, MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATION. THE PROVISIONS OF THIS SECTION ARE A MATERIAL PART OF THE CONSIDERATION FOR EACH SELLER TO ENTER INTO THIS AGREEMENT AND SHALL SURVIVE THE CLOSING.

1.6 Sellers Released from Liability. Except with respect to the Sellers’ Representations, the Excepted Claims (as defined below) or as otherwise expressly provided in this Agreement or in the Closing Documents, Purchaser and anyone claiming by, through or under Purchaser hereby fully and forever waives, and Sellers hereby fully and forever disclaim and shall not be liable or bound in any manner by, any and all warranties, guarantees, promises, statements, representations or information of whatever type or kind with respect to the Properties, whether express, implied or otherwise, including warranties of fitness for a particular purpose, tenantability, habitability or use. Purchaser agrees that:

(a) Except (i) as expressly provided herein (including, without limitation, Sections 10.9 and 14.16) or in any Closing Document, and (ii) for any Claims (as defined below) arising out of a breach or default by Sellers under this Agreement (including, without limitation, a breach of any of Sellers’ representations and warranties in Article XII) or the Closing Documents or arising out of fraud or willful misconduct (collectively, the “Excepted Claims”), Purchaser and anyone claiming by, through or under Purchaser hereby waives its right to recover from and fully and irrevocably releases Sellers and each Seller’s employees, officers, directors, trustees, shareholders, members, partners, representatives, agents, servants, attorneys, affiliates, parent and subsidiaries (collectively, including Sellers, “Released Parties”) from any and all claims, responsibility and/or liability that it may now have or hereafter acquire against any of the Released Parties for any and all costs, losses, claims, liabilities, damages, expenses, demands, debts, controversies, claims, actions or causes of actions (collectively, “Claims”) arising from or related to the condition (including any construction defects, errors, omissions or other conditions, latent or otherwise, and the presence in the soil, air, structures and surface and subsurface waters of materials or substances that have been or may in the future be deemed to be hazardous materials or otherwise toxic, hazardous, undesirable or subject to regulation and that may need to be specifically treated, handled and/or removed from the Properties under current or future federal, state and local laws, regulations or guidelines or common law), valuation, salability or utility of the Properties, condition of title to the Properties, compliance with any applicable federal, state or local law, rule or regulations or common law with respect to the Properties, or the Properties’ suitability for any purposes whatsoever, and any information furnished by the Released Parties in connection with this Agreement.

(b) To the extent permitted by law, Purchaser hereby agrees, represents and warrants that Purchaser realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of the realization, and that Purchaser nevertheless hereby intends to release, discharge and acquit the Released Parties from any and all Claims, except for Excepted Claims.

1.7 Survival. Sellers and Purchaser have agreed upon the Purchase Price relating to the Properties and other provisions of this Agreement in contemplation and consideration of Purchaser’s agreeing to the provisions of Sections 1.2, 1.3, 1.4, 1.5 and 1.6, which Sections shall survive the Closings and the delivery of the Deeds and/or termination of this Agreement indefinitely and shall not be deemed merged into the Deeds or other Closing Documents.

ARTICLE II

PURCHASE PRICE

2.1 Purchase Price.

(a) The purchase price is Four Hundred Seventy-Three Million Fifty-Two Thousand Dollars ($473,052,000), as such amount may be reduced upon the exclusion of one or more Properties from the transactions contemplated hereby in accordance with the terms of this Agreement (the “Purchase Price”). No portion of the Purchase Price shall be allocated, nor attributable, to any items of personal property.

(b) This Agreement is intended to be a single unitary agreement and, except as otherwise provided in this Agreement (including, without limitation, pursuant to Sections 7.5, 8.1, 8.2, 9.9, 10.7 and 14.22 and Exhibit O), Sellers are required to sell all of the Properties to Purchaser pursuant to the terms and provisions of this Agreement, and Purchaser is required to purchase all of the Properties from Sellers pursuant to the terms and provisions of this Agreement.

(c) The parties acknowledge and agree that, except as otherwise provided in this Agreement, Purchaser agrees that an Assumed Debt Property Purchaser (as hereinafter defined) will take title to each of the Properties listed on Exhibit E (the “Assumed Debt Properties”) and expressly assume the obligations under and with respect to the Assumed Mortgage Loans as set forth on Exhibit E.

Each of the Loan Agreements listed on Exhibit E are hereinafter, each, individually a “Loan Agreement” and, collectively, the “Loan Agreements”; each of the Mortgage Loans listed on Exhibit E are hereinafter, each, individually, a “Assumed Mortgage Loan” and, collectively, the “Assumed Mortgage Loans”; and each of the mortgage lenders listed on Exhibit E are hereinafter, each, individually, a “Mortgage Lender” and, collectively, the “Mortgage Lenders”.

(d) Purchaser is not assuming the mortgage loans encumbering the Properties set forth on Exhibit F (the “Repaid Debt Properties”) and the applicable Seller shall, subject to the provisions of Section 10.1, cause the mortgage loans encumbering said Properties to be paid in full and released at or prior to Closing.

(e) At Closing, Purchaser shall pay the Sellers an amount, which amount shall be subject to adjustments and credits as provided herein (the “Balance of the Purchase Price”) equal to the positive difference between the Purchase Price for all of the Properties (which, for the avoidance of doubt shall exclude any Properties excluded from this Agreement pursuant to Sections 7.5, 8.1, 8.2, 9.9 or 10.7 or Exhibit O) less (i) a credit in the amount of the principal balance of the Assumed Mortgage Loans to the extent actually assumed by Purchaser plus all accrued and unpaid interest on such loans; and (ii) the Cash Deposit (as defined below), to the extent available and paid to Seller by Escrow Agent at Closing.

ARTICLE III

DEPOSIT AND OPENING OF ESCROW

3.1 Deposit. Purchaser shall (a) deposit with Escrow Agent (as hereinafter defined), by wire transfer received by Escrow Agent on or before September 27, 2011, immediately available federal funds in an amount equal to Seventeen Million Five Hundred Thousand Dollars ($17,500,000) (such amount, the “Cash Deposit”) and (b) cause Blackstone Real Estate Partners VII L.P., a Delaware limited partnership (“Deposit Guarantor”) to deliver an irrevocable guaranty in favor of Seller in the form of Exhibit G attached hereto for an amount equal to the positive difference between the Liquidated Damages Amount (as hereinafter defined) and the amount of the Cash Deposit (the “Guaranty” and, collectively with the Cash Deposit and any interest earned on the Cash Deposit, the “Deposit”). On or before the Effective Date, Purchaser shall provide Escrow Agent with a fully completed form W-9 which provides Purchaser’s tax identification number. As used in this Agreement, “Escrow Agent” shall mean Fidelity National Title Insurance Company, having an office at 200 Galleria Parkway SE, Suite 2060, Atlanta, Georgia 30339, Attention: Christy Hockmeyer, Phone: (404) 414-5094, Fax: (404) 303-6307; Email: christy.hockmeyer@fnf.com.

3.2 Interest Bearing. The Cash Deposit shall be held in an interest-bearing escrow account by Escrow Agent in accordance with Section 13.1(a) below.

3.3 Guaranty. Sellers shall be entitled to make a claim against the Guaranty for all purposes for which Sellers would otherwise be entitled to the Deposit hereunder. Purchaser waives any right to challenge any suit brought under the Guaranty other than any rights of Purchaser herein to challenge the disposition of the Deposit.

3.4 Independent Consideration. One Hundred and No/100 Dollars ($100.00) (the “Independent Consideration”) out of the Deposit is the amount the parties bargained for and agreed to as consideration for the Sellers’ grant to Purchaser of Purchaser’s right to purchase the Properties pursuant to the terms hereof and for Sellers’ execution, delivery and performance of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is not refundable under any circumstances, and shall be retained by Sellers notwithstanding any other provisions of this Agreement. In the event the transaction contemplated by this Agreement closes, the Independent Consideration shall be applied to the Purchase Price.

ARTICLE IV

CONDITIONS TO CLOSING

4.1 Conditions to Purchaser’s Obligation to Purchase. Purchaser’s obligation to purchase the Properties is expressly conditioned upon each of the following:

(a) Seller’s Representations and Warranties. Each of the representations and warranties made by the Sellers in this Agreement shall be true and correct in all respects when made on the Effective Date and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (unless such representation or warranty is made on and as of a specific date, in which case such representation or warranty shall be true and correct as of such date); provided, however, (i) Purchaser shall have no right to terminate this Agreement as a result of such failure or failures of all such representations and warranties to be so true and correct in all respects unless a Material Seller Breach has occurred (as defined below), in which event, Purchaser shall have the rights set forth in Section 11.2(b) and (ii) Purchaser’s rights and remedies with respect to any such failure which, together with the application of Section 4.1(b), do not result in a Material Seller Breach shall be limited to those set forth in Section 11.2(a).

For purposes of this Agreement, the following capitalized terms shall have the following meanings:

“Material Seller Breach” shall mean the failure of the conditions of Section 4.1(a) and/or 4.1(b) to be satisfied at Closing which failures are in the aggregate reasonably expected to result, directly or indirectly, in Purchaser Losses in excess of the Materiality Threshold (as defined in Exhibit C).

“Purchaser Losses” shall mean any losses or damages actually incurred or suffered by Purchaser or to be incurred or suffered by Purchaser at Closing or incurred or suffered thereafter (other than any special, consequential, speculative, punitive or similar damages) and any increases in liabilities, obligations, costs, fees, expenses to be assumed by Purchaser at Closing or incurred thereafter, in excess of the costs, expenses, liabilities and obligations contemplated or provided for by this Agreement.

Notwithstanding the foregoing, Purchaser acknowledges and agrees that any variations with respect to Seller’s Representations set forth herein not being true and correct as of the Closing Date as a result of the following shall not be factored into determining Purchaser’s Losses or whether a Material Seller Breach has occurred and Purchaser shall have no right to terminate this Agreement or have any right to pursue any other right or remedy hereunder solely as a result of such variations:

(i) changes in circumstances or status of tenants under Leases (e.g., tenant defaults, bankruptcies, or other adverse matters relating to a tenant or any termination of any Lease by the applicable tenant other than as a result of (A) any landlord default thereunder or (B) a termination or surrender agreed to by Seller in violation of Section 9.5(c)) occurring after the Effective Date. For the avoidance of doubt, for purposes of clause (A) immediately above, landlord defaults shall not include any breach of the co-tenancy requirements under any Lease occurring after the Effective Date due to an another tenant at the applicable Property “going dark” or defaulting under its Lease;

(ii) changes to Schedule 9.5(c) and/or Schedule 12.1(s) to reflect any New Leases or New Service Contracts, respectively, which Purchaser has approved or is deemed to have approved pursuant to the provisions of Article IX;

(iii) updates to the information set forth in the Rent Rolls and any changes thereto or to any other exhibit or schedule to this Agreement arising after the Effective Date as a result of the matters set forth in clauses (i) or (ii) of this Section 4.1(a);

(iv) updates to the information set forth in the Delinquency Report with respect to matters occurring after the Effective Date;

(v) changes to the schedule of litigation set forth on Schedule 12.1(q) with respect to any litigation commenced after the Effective Date and any threatened litigation of which Seller first obtained knowledge after the Effective Date;

(vi) the commencement of any condemnation proceeding against the Properties after the Effective Date (which matters shall be governed by the provisions of Article XIII);

(vii) the occurrence of any casualty at any of the Properties after the Effective Date (which matters shall be governed by the provisions of Article XIII);

(viii) any notices of special taxes or assessment to be levied or assessed with respect to any Property received by Seller after the Effective Date; and

(ix) any matters expressly permitted by this Agreement which relate to the Walmart Agreement, including, without limitation, the relocation of any Tenants or termination of any Leases by Seller in accordance with Section 9.6.

(b) Performance by Sellers. Each Seller’s performance of its obligations and covenants required of such Seller under this Agreement (other than with respect to the obligations set forth in Section 4.1(c), Article X and Section 11.2(a)), provided, however, (i) Purchaser shall have no right to terminate this Agreement as a result of any breaches of the foregoing by Seller and the application of Section 4.1(a) unless a Material Seller Breach has occurred, in which event, Purchaser shall have the rights set forth in Section 11.2(b) and (ii) Purchaser’s rights and remedies with respect to such breaches which together with the application of Section 4.1(a) do not result in a Material Seller Breach shall be limited to those set forth in Section 11.2(a). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, except as expressly set forth in Section 11.2, in no event shall Purchaser have any right to terminate this Agreement with respect to any or all of the Properties or to pursue any other remedies hereunder, at law or in equity, as a result of any breach by Seller of its obligations and covenants hereunder (other than with respect to the obligations set forth in Section 4.1(c), Article X).

(c) Seller’s Deliveries. Delivery at Closing (or such earlier date indicated below) by each Seller of the following documents pertaining to each Property (all documents to be executed originals and, if applicable, witnessed and properly acknowledged):

(i) Deeds (A) in the form attached hereto as Exhibit H-1 executed and acknowledged, as applicable, by each of the Sellers of any of the Properties located in Alabama (as noted on Exhibit A), (B) in the form attached hereto as Exhibit H-2 executed and acknowledged by each of the Sellers of any of the Properties located in Florida (as noted on Exhibit A), (C) in the form attached hereto as Exhibit H-3 executed and acknowledged, as applicable, by each of the Sellers of any of the Properties located in Georgia (as noted on Exhibit A), (D) in the form attached hereto as Exhibit H-4 executed and acknowledged, as applicable, by each of the Sellers of any of the Properties located in Maryland (as noted on Exhibit A), (E) in the form attached hereto as Exhibit H-5 executed and acknowledged, as applicable, by each of the North Carolina Sellers for their respective Properties, (F) in the form attached hereto as Exhibit H-6 executed and acknowledged, as applicable, by each of the Sellers of any of the Properties located in Tennessee (as noted on Exhibit A), and (G) in the form attached hereto as Exhibit H-7 executed and acknowledged, as applicable, by each of the Sellers of any of the Properties located in South Carolina (as noted on Exhibit A) (each, a “Deed” and collectively, the “Deeds”), each subject to the following matters:

(1) non-delinquent real property taxes for the calendar year in which the closing occurs and subsequent years, water and sewer charges and all assessments (governmental and private) and unpaid installments thereof, in each case which are not yet due and payable, subject to the provisions of Section 10.2 below;

(2) any matter (including any lien, encumbrance or easement) voluntarily imposed or consented to in writing by Purchaser prior to or as of the Closing;

(3) liens securing the Assumed Mortgage Loans, unless Purchaser has elected to cause Seller to repay such Assumed Mortgage Loan in accordance with Section 4.2(b);

(4) the Permitted Exceptions.

(ii) An Assignment and Assumption Agreement from the Seller with respect to the corresponding Property in the form attached as Exhibit I (the “Assignment and Assumption Agreement”);

(iii) The Leases (originals, unless only copies are available) for the Properties, together with all original letters of credit held as Security Deposits under any of the Leases and all instruments reasonably required to transfer such letters of credit to Purchaser in accordance with Section 10.4 hereof;

(iv) Those Service Agreements for the Property which Purchaser has elected to assume in accordance with Section 9.4 below;

(v) Other than with respect to the Properties owned by DIM VASTGOED N.V. (“DIM , and such properties, the “DIM Properties”) or any of its subsidiaries, a certification in the form attached hereto as Exhibit J that each Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”);

(vi) A Bill of Sale from each Seller in the form attached hereto as Exhibit K;

(vii) A closing statement in form and content satisfactory to the Sellers and Purchaser (the “Closing Statement”) signed by such Seller and Purchaser, which shall identify the portion of the Purchase Price allocated to each Property, the Deposit or portion thereof, if any, to be applied against such portion of the Purchase Price, the cost of the owner’s policy of title insurance with respect to each Property insuring Purchaser’s title to the Property (collectively, the “Title Policy”), the Transfer Taxes (as defined below), the Loan Assumption Costs (as defined below), escrow and closing fees, the prorations set forth in this Agreement, and such other charges, credits and items of payment contemplated by this Agreement. Purchaser and each Seller acknowledge that the other party may have separate settlement statements prepared for internal use and agrees that the such party shall not be required to disclose the terms thereof to the other party;

(viii) A Tenant Notice Letter (a “Tenant Notice Letter”) in the form attached hereto as Exhibit L or such other form as required by Purchaser’s lender (and reasonably acceptable to Seller) completed and executed by the applicable Seller to be mailed out by Purchaser upon Closing. Purchaser shall be liable for (and Purchaser hereby expressly assumes all liability for) all such security deposits that are transferred from each Seller to Purchaser regardless of whether notice is given by Purchaser to the tenants of the Properties in accordance with the terms of this Section 4.1(c)(viii). The provisions of this Section 4.1(c)(viii)shall survive the Closing;

(ix) All required state, county and local transfer tax forms;

(x) Solely with respect to the Properties located in Georgia, Seller shall provide Purchaser with evidence that Seller is a Georgia resident for purposes of O.C.G.A. Paragraph 48-7-128 or that Seller is otherwise exempt from the withholding requirements of O.C.G.A. Paragraph 48-7-28 by delivering a Georgia Residency Affidavit in the form attached hereto as Exhibit M. Absent any evidence of exemption, Purchaser shall withhold as required by Georgia law, solely with respect to that portion of the Purchase Price allocated to the Properties located in Georgia;

(xi) Solely with respect to the Properties located in Maryland, Seller shall provide Purchaser with evidence that Seller is a Maryland resident for purposes of Section 10-912 of the Tax-General Article of the Annotated Code of Maryland or that Seller is otherwise exempt from the withholding requirements of such statute. Absent any evidence of exemption, the Escrow Agent shall withhold as required by Maryland law, solely with respect to that portion of the Purchase Price allocated to the Properties located in Maryland;

(xii) An updated Rent Roll (as hereinafter defined) reflecting matters as of the Closing Date;

(xiii) An updated Delinquency Report (as hereinafter defined) reflecting matters as of the Closing Date;

(xiv) Such additional assignments, instruments and documents appropriate to be executed and delivered by the applicable Seller as may be reasonably necessary to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement provided the same are commercially reasonable and do not require disclosure of proprietary information;

(xv) Evidence in form reasonably satisfactory to the Title Company of Seller’s authority to enter into and consummate the transactions contemplated by this Agreement and the authority and the incumbency of any individuals to execute any instruments executed and delivered by a Seller at Closing, together with a certificate of good standing of such Seller;

(xvi) A title affidavit for each Property executed by the applicable Seller in the form of Exhibit N attached hereto (the “Title Affidavit”) with respect to parties in possession and mechanics liens and gap indemnity (if required for the Title Company to issue a gap endorsement or coverage), and such other documents as may be reasonably required by the Title Company in order to issue the Title Policy;

(xvii) At Purchaser’s election received at least fifteen (15) days prior to Closing, a termination of any Leases under which Seller or an affiliate of Seller is a tenant at any of the Properties;

(xviii) Evidence reasonably acceptable to Purchaser that the Sellers and the existing property managers have terminated each property management agreement currently in effect with respect to the Properties at the sole cost and expense of Seller, with such termination effective as of the Closing Date; and

(xix) Keys to all locks on the applicable Property in the applicable Seller’s and/or such Seller’s property manager’s possession and originals, or if originals are not available, copies, of all of the Leases, Assumed Service Agreements (as defined below), receipts for deposits, unpaid bills and any “as-built” plans and specifications of the Improvements and any lease or property files held by Seller or manager (collectively, the “Property Documents”), to the extent not previously delivered to Purchaser and in the applicable Seller’s and/or such Seller’s property manager’s possession (the foregoing shall be made available immediately after Closing and shall not be delivered at the Closing).

(d) Title Policies. The Title Company shall be irrevocably committed to issue to Purchaser, as of the Closing Date, an owner’s policy of title insurance with respect to each Property insuring Purchaser’s title to the Property subject only to the Permitted Exceptions (collectively, the “Title Policy”), with such commitment to insure conditioned solely upon (i) the payment by Purchaser of the applicable title insurance premiums and other related charges and (ii) the delivery by Purchaser of the items contemplated by Section 4.2(c)(iii). The failure or refusal of the Title Company to issue the Title Policy as a result of (i) any changes in law or regulations applicable to the issuance of title insurance policies or (ii) any bankruptcy of or material adverse change to the Title Company which would result in the Title Company not being permitted by applicable laws or regulations to issue the Title Policy shall not be considered a failure of the conditions of this Section 4.1(d). For the avoidance of doubt, in no event shall the Title Company’s failure or refusal to issue any endorsements to the Title Policy or any affirmative coverages requested by the Purchaser constitute a failure of the conditions set forth in this Section 4.1(d), unless such failure is the result of Seller not delivering the Title Affidavit or failing to cause the removal of the Required Exceptions.

Subject to the terms of Sections 4.1(a) and 4.1(b), in the event that any of the conditions set forth in this Section 4.1 are not satisfied on the Closing Date, and such default is other than as a result of a default by Seller under this Agreement, as described in Section 11.2 (which shall be governed by Section 11.2), Purchaser may: (i) waive in writing any such condition and proceed with the Closing; or (2) terminate this Agreement in writing, in which case, Escrow Agent shall refund the Deposit to Purchaser and both Purchaser and each Seller will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive the Closing or other termination of this Agreement.

4.2 Conditions to Sellers’ Obligation to Sell. Each Seller’s obligation to sell its Property is expressly conditioned upon each of the following:

(a) Performance by Purchaser. Purchaser’s performance in all material respects of the obligations and covenants required of Purchaser under this Agreement.

(b) Receipt of Purchase Price and Assumption of Mortgage Loans. Receipt by such Seller (or as Seller may direct) of the Balance of the Purchase Price in the manner provided in and as adjusted by the terms of this Agreement, and, with respect to the Assumed Debt Properties, Purchaser shall have either (i) assumed the applicable Assumed Mortgage Loans (regardless of whether the applicable Mortgage Lender Parties (as hereinafter defined) shall have consented to such assumption) or (ii) elected to cause Seller to repay the applicable Assumed Mortgage Loan, pursuant to which Seller shall pay all outstanding principal and accrued interest as of the Closing Date and Purchaser shall pay at Closing all prepayment, defeasance or any other costs or expenses related to such repayment. For the avoidance of doubt, (i) the portion of the Balance of the Purchase Price allocated to the DIM Properties shall be paid to, and funded into an account owned by, DIM, (ii) the portion of the Balance of the Purchase Price allocated to the Properties owned, directly or indirectly by IRT Capital Corporation II (“IRT Corp”) shall be paid to, and funded into an account owned by, IRT Corp and (iii) the portion of the Balance of the Purchase Price allocated to the Properties owned, directly or indirectly by Equity One, Inc. (other than the Properties described in the immediately preceding clauses (i) and (ii)) shall be paid to, and funded into an account owned by, Equity One, Inc.

(c) Purchaser’s Deliveries. Delivery at Closing (or such earlier date indicated below) of the following documents pertaining to the Property then being conveyed (all documents to be executed originals and, if applicable, witnessed and properly acknowledged):

(i) The Assignment and Assumption Agreement;

(ii) The Closing Statement (signed by the applicable Seller and Purchaser);

(iii) Evidence in form reasonably satisfactory to the Title Company of Purchaser’s authority to enter into and consummate the transactions contemplated by this Agreement and the authority and the incumbency of any individuals to execute any instruments executed and delivered by a Purchaser at Closing, together with a certificate of good standing of such Purchaser and a certified ALTA survey of each Property in such form as the Title Company may require in order to issue the Title Policies;

(iv) With respect to each Assumed Mortgage Loan which Purchaser has not caused Seller to prepay at or prior to Closing in accordance with Section 4.3, delivery of either (x) all requisite Loan Assumption Documents required pursuant to all Mortgage Lenders’ Approvals received prior to the Closing Date or (y) a Backstop Indemnity (as hereinafter defined);

(v) All required state, county and local transfer tax forms;

(vi) A counterpart Tenant Notice Letter; and

(vii) Such additional documents and instruments appropriate to be executed and delivered by Purchaser as may be reasonably necessary to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement, provided the same are commercially reasonable and do not require disclosure of proprietary information.

(d) Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 12.3 being true and correct in all material respects as of Closing.

In the event that any of the conditions set forth in this Section 4.2 are not satisfied on the Closing Date, and such failure is not due to a default by Purchaser hereunder (which shall be governed by Section 11.1), Seller may: (i) waive in writing any such condition; or (2) terminate this Agreement in writing, in which case, Purchaser shall be entitled to the Deposit as liquidated damages and Purchaser and Sellers will be relieved of any further obligations hereunder with respect to the Properties, except for the obligations hereunder which expressly survive Closing or other termination of this Agreement.

4.3 No Financing Contingency; Assumption of Mortgage Loans.

(a) Except as may expressly be provided in this Section 4.3, it is expressly acknowledged and agreed by Purchaser that this Agreement and Purchaser’s obligations hereunder are not contingent or conditioned upon obtaining a commitment for or closing any financing and the failure of Purchaser to obtain or close any financing for any reason whatsoever, shall not be a failure of condition to Purchaser’s performance hereunder. In addition, Sellers will have no obligation to or privity with any lender to Purchaser other than the Mortgage Lender Parties (as hereinafter defined) as and to the extent herein provided.

(b) Purchaser acknowledges that unless Purchaser elects to cause Seller to repay one or more of the Assumed Mortgage Loans (to the extent permitted pursuant to the provisions of the applicable Loan Documents), that such Assumed Debt Properties will be conveyed by Sellers subject to the mortgages, deeds of trust, deeds to secure debt and other security agreements evidencing the Assumed Mortgage Loans. Purchaser and Seller acknowledge and agree that the terms of Exhibit O attached hereto shall apply with respect to any Assumed Mortgage Loan.

ARTICLE V

CLOSING

5.1 Date and Manner of Closing. Subject to the satisfaction of the conditions precedent set forth in Article IV, the closing contemplated by this Agreement (the “Closings”) shall occur at 11:00 A.M. (Eastern Time) on December 20, 2011 (the “Closing Date”) at the offices of the Escrow Agent or through mutually acceptable escrow arrangements. Upon not less than ten (10) business days notice to the other party, either Purchaser or Seller shall have the right to accelerate the Closing Date to a date no earlier than November 15, 2011, provided, however, (i) Seller shall not have the right to accelerate the Closing Date unless all Mortgage Lender Approvals have been obtained and (ii) if the Closing Date has been accelerated but any Ross Plaza Remediation Work (as hereinafter defined) has not been completed in accordance with Section 9.9 within five (5) business days prior to such accelerated Closing Date, then the Closing Date shall be December 20, 2011.

5.2 Closing. On or prior to the Closing Date, Purchaser and the applicable Seller shall deposit all applicable documents required by the terms of this Agreement with Escrow Agent to be held in escrow pending Closing in accordance with the terms of this Agreement, and Purchaser and the applicable Seller shall execute a mutually agreeable settlement statement, or separate, but consistent settlement statements, generated by Escrow Agent. Subject to satisfaction of the conditions to Closing set forth in Article IV hereof, on the Closing Date, Escrow Agent will (i) not later than 1:00 P.M. (Eastern Time) deliver the Balance of the Purchase Price, as adjusted in accordance with the terms of this Agreement, to the Sellers in the form of a wire transfer of immediately available funds, (ii) release for recordation the Deeds and such other documents as may be recorded and (iii) release all other documents held in escrow pursuant to this Agreement to the Purchaser and/or applicable Seller, as applicable.

5.3 Delay in Closing; Authority to Close. If on or before the Closing Date and all of the conditions to Closing set forth in Article IV hereof have either been satisfied or waived in writing, then unless on or before the Closing Date, Escrow Agent receives a written notice from either Purchaser or the applicable Seller to the contrary, Escrow Agent will deliver all monies and documents in accordance with the provisions of this Agreement.

5.4 Seller’s Closing Deliveries. At Closing for each Property, Seller shall deliver or cause to be delivered all the deliveries with respect to such Property set forth in, and in accordance with the terms and conditions of, Section 4.1(c).

5.5 Purchaser’s Closing Deliveries. At Closing for each Property, Purchaser shall deliver or cause to be delivered all the deliveries with respect to such Property set forth in, and in accordance with the terms and conditions of, Section 4.2(c).

5.6 FIRPTA Withholding Procedures.

(a) If Purchaser has been provided, on or prior to the Closing Date with a withholding certificate issued by the IRS under Treasury Regulations Section 1.1445-3 (which certificate can be relied upon by Purchaser for withholding purposes) with respect to any DIM Property, Purchaser shall withhold from the amount payable to DIM at Closing an amount equal to the required withholding, if any, set forth in such withholding certificate and shall remit such withheld amount to the IRS promptly following the Closing in accordance with applicable provisions of the Code and Treasury Regulations. If Purchaser has not been provided, on or prior to the Closing Date, with (i) a withholding certificate issued by the IRS under Treasury Regulations Section 1.1445-3 (which certificate can be relied upon by Purchaser for withholding purposes) or (ii) notification from DIM in accordance with Treasury Regulations Section 1.1445-1(c)(2)(i)(B) (which notification can be relied upon by Purchaser for withholding purposes) that DIM has applied for a withholding certificate pursuant to Treasury Regulations Section 1.1445-3, in each case with respect to any DIM Property, Purchaser shall withhold from the amount payable to DIM at Closing ten percent (10%) of the “amount realized” (within the meaning of Treasury Regulations Section 1.1445-1(g)(5)) by DIM with respect to each such DIM Property and shall remit such withheld amount to the IRS promptly following the Closing in accordance with applicable provisions of the Code and Treasury Regulations. Within thirty (30) days following the Closing Date, Purchaser shall provide to Sellers evidence that such withholding was remitted to the IRS.

(b) If Purchaser has not been provided with a withholding certificate for any DIM Property as described in Section 5.6(a)(i) on or prior to the Closing Date, but has been provided with the notification described in Section 5.6(a)(ii) with respect to such DIM Property, Purchaser shall hold back from the amount payable to DIM at Closing and deposit into escrow at Closing ten percent (10%) of the “amount realized” (within the meaning of Treasury Regulations Section 1.1445-1(g)(5)) by DIM with respect to each such DIM Property in accordance with the terms of this Agreement and shall instruct the Escrow Agent in accordance with this Section 5.6(b). Notwithstanding any other provision of this Agreement, the Escrow Agent shall retain such amounts deposited, subject to release as follows:

(i) If Purchaser has been provided with a withholding certificate issued by the IRS under Treasury Regulations Section 1.1445-3 (which certificate can be relied upon by Purchaser for withholding purposes) with respect to any such DIM Property and such withholding certificate requires an amount to be withheld under Section 1445 of the Code, then Purchaser shall provide a copy of such withholding certificate to DIM (to the extent that such certificate has not yet been received by DIM) and thereafter shall promptly instruct the Escrow Agent to release to Purchaser an amount equal to the withholding amount required to be remitted to the IRS with respect to such DIM Property (as set forth in such withholding certificate), and Purchaser shall remit such amount to the IRS. Within 30 days following release by the Escrow Agent of the amount described in the preceding sentence, Purchaser shall provide to DIM evidence that such amount was remitted to the IRS.

(ii) If Purchaser has been provided with a withholding certificate issued by the IRS under Treasury Regulations Section 1.1445-3 (which certificate can be relied upon by Purchaser for withholding purposes) with respect to any such DIM Property and such withholding certificate excuses withholding under Section 1445 of the Code, as contemplated by Treasury Regulations Section 1.1445-3(e), then Purchaser shall, subject to any other limitations in this Agreement (except for those contained in this Section 5.6), promptly instruct the Escrow Agent to release to DIM the withheld amount with respect to such DIM Property.

(iii) If Purchaser receives notice from the IRS that the IRS has denied the request for a withholding certificate under Treasury Regulations Section 1.1445-3 with respect to any such DIM Property, Purchaser shall provide a copy of such notification to DIM (to the extent that such notification has not yet been received by DIM) and thereafter shall instruct the Escrow Agent to release ten percent (10%) of the “amount realized” (within the meaning of Treasury Regulations Section 1.1445-1(g)(5)) by DIM with respect to such DIM Property to Purchaser. Upon receipt of notice from Purchaser, the Escrow Agent shall promptly remit such amount to Purchaser in order to enable Purchaser to timely remit such amount to the IRS. Purchaser shall promptly remit such amount to the IRS and, within thirty (30) days following the release of such amount by the Escrow Agent, shall provide to DIM evidence that such amount was remitted to the IRS.

(iv) If with respect to each and every DIM Property described in the first sentence of Section 5.6(b), one of the following is true: (A) Purchaser has received the withholding certificate described in Section 5.6(b)(i) and the amount required to be withheld has been released to Purchaser by the Escrow Agent, (B) Purchaser has received the withholding certificate described in Section 5.6(b)(ii), or (C) Purchaser has received the denial of the request for a withholding certificate described in Section 5.6(b)(iii) and the amount required to be withheld has been released to Purchaser by the Escrow Agent, then Purchaser shall, subject to any other limitations in this Agreement (except for those contained in this Section 5.6), promptly instruct the Escrow Agent to release to DIM all remaining amounts held in escrow.

ARTICLE VI

DUE DILIGENCE

6.1 Review of Documents and Materials. Purchaser hereby acknowledges and agrees that it is satisfied with the results of its due diligence and its agreement to purchase the Properties is no longer contingent upon its investigations.

6.2 Reliability of Information. Subject to Sellers’ Representations (hereinafter defined), the due diligence and other information provided by Sellers and/or their agents to Purchaser under the terms of this Agreement with respect to the Properties are for informational purposes only. Subject to Sellers’ Representations, Purchaser (a) is not in any way entitled to rely upon the accuracy of such information provided by Sellers and/or their agents and (b) Purchaser will rely exclusively on its own inspections and consultants with respect to all matters Purchaser deems relevant to its decision to acquire the Properties. The provisions of this Section 6.2 shall survive the Closing and the delivery of the Deeds.

6.3 Access Agreement. Sellers and Purchaser acknowledge the terms and conditions of that certain Access Agreement dated August 31, 2011 is hereby terminated and of no further force or effect, except as to any provisions which are stated to expressly survive such termination.

ARTICLE VII

TITLE AND SURVEY

7.1 Title Documents. On or prior to the Effective Date, Sellers have delivered pro forma title policies with respect to each of the Properties therein in the forms attached hereto as Exhibit S (collectively, the Pro Formas”) together with all underlying title documents referenced therein from Fidelity National Title Insurance Company, having an office at 200 Galleria Parkway SE, Suite 2060, Atlanta, Georgia 30339, Attention: Christy Hockmeyer, Phone: (404) 414-5094, Fax: (404) 303-6307; Email: christy.hockmeyer@fnf.com (the “Title Company”). Purchaser shall have the right to cause one or more title companies selected by Purchaser (collectively, the “Co-insurers”), to provide co-insurance under the Title Policies for up to fifty percent (50%) of the premium; provided, however, in no event shall the provision of co-insurance by such Co-insurers give rise to any additional obligations of Sellers hereunder.

7.2 Survey. Purchaser may order any recertification of Existing Surveys or new surveys that Purchaser has elected to obtain (each, a “New Survey”, and together with the Existing Surveys, the “Surveys”).

7.3 Title. At the Closing, Sellers shall give, and Purchaser shall accept, good and insurable title to the Properties, subject only to (a) title exceptions shown on the Pro Formas as of the date hereof (excluding any Required Exceptions); (b) property taxes and assessments for the year 2011 and subsequent years which are not yet due and payable as of Closing, to the extent such property taxes and assessments are payable directly by the tenant under any Lease; (c) any special assessments of which Sellers first received notice after the Effective Date, to the extent the same are not yet due and payable, (d) any mechanics’ lien or other lien or title matter created by, through or under any tenants, (e) matters arising as a result of any change in facts and circumstances with respect to the Leases or otherwise with respect to the Properties occurring from and after the Effective Date which change in facts in circumstances does not give rise to any right on the part of Purchaser to terminate this Agreement with respect to the applicable Property pursuant to any other provision hereof, (f) matters created by Purchaser or any of its affiliates or any of their respective representatives, consultants or contractors; and (g) matters which Purchaser shall have approved or be deemed to have approved after the date hereof pursuant to the terms of this Agreement or which are not Required Exceptions (collectively, “Permitted Exceptions”).

7.4 Required Exceptions. The applicable Seller shall, at Closing, cure or cause to be cured by obtaining releases, and if necessary expending money (or cause the Title Company to affirmatively insure over at no cost to Purchaser) the following (collectively, the “Required Exceptions”): (i) all title exceptions disclosed on the initial title commitments delivered to Purchaser which have been removed from the Pro Formas, (ii) any mortgage lien or other voluntary lien incurred by Sellers securing a specific monetary amount other than all existing mortgages, deeds of trust, deeds to secure debt and security agreements and related documents securing the applicable Assumed Mortgage Loan and encumbering such Property (other than the Repaid Debt Properties) reflected on the Pro Formas, (iii) any mechanics’ lien created by, through or under such Seller, which shall not include the same created by, through or under a tenant, (iv) any judgment lien or other involuntary lien securing a monetary amount created by, through or under such Seller, which shall not include the same created by, through or under a tenant, (v) matters created by such Seller from and after the Effective Date in breach of its covenants and agreements under this Agreement which has not been waived or approved by Purchaser as of the Closing Date and (vi) title exceptions noted on the Pro Formas to be deleted upon delivery of the Title Affidavit. A Seller may use any portion of the Purchase Price to satisfy its obligation to remove any Required Exceptions that exist as of the Closing Date.

7.5 Rights of First Refusal. Purchaser acknowledges that certain of the Properties are subject to the rights of first refusal or first offer set forth on Schedule 7.5 (the “Existing Options”). Within ten (10) business days following the Effective Date, Seller shall deliver the notice required pursuant to the Existing Options and shall provide a copy thereof to Purchaser. Should any party to the Existing Options thereunder exercise its right to purchase the applicable Property, (a) Seller shall notify Purchaser of the same, (b) this Agreement will terminate but only with respect to such Property and the Purchase Price shall be reduced by the Removal Price for such Property and all references hereunder to such Property shall be deemed deleted, and (c) neither such Seller nor Purchaser shall have any liability hereunder with regard to the such Property, except for the obligations hereunder which expressly survive termination of this Agreement.

ARTICLE VIII

RISK OF LOSS

8.1 Casualty

(a) If any Property is damaged or destroyed by fire or other casualty (a “Casualty”) prior to the Closing for said Property, then promptly after the applicable Seller becomes aware of the damage or destruction, the Seller will send Purchaser written notice thereof (the “Damage Notice”). If a Major Individual Casualty (as defined below) occurs, then Purchaser may within the period thirty (30) days after the date of the Damage Notice (such period, the “Casualty Review Period”) solely with respect to up to four (4) Properties in the aggregate (including any Properties terminated under Section 8.2) elect to exclude such affected Property from the sale hereunder in which case (i) such Property shall be removed from the Properties to be sold at Closing hereunder, (ii) all references hereunder to such Property shall be deemed deleted and (iii) the Purchase Price shall be reduced by an amount equal to the Removal Price (as defined below) for such Property.

(b) If Purchaser does not exclude a Property or terminate this Agreement within the 30-day period with respect to such Casualty (or if Purchaser does not have the right to terminate this Agreement because the Casualty is not a Major Individual Casualty or Major Aggregate Casualty/Taking (as hereinafter defined)), the Closing will proceed in accordance with the terms of this Agreement for the full Purchase Price, notwithstanding the occurrence of such Casualty and the applicable Seller will pay or assign to Purchaser at the Closing, its right, title and interest in and to all insurance proceeds, if any, resulting from the Casualty, subject to any rights of the Mortgage Lender Parties under the applicable Loan Documents, less reasonable third-party out-of-pocket costs actually incurred by Seller to commence and prosecute the repair of the Casualty.

(c) As used in this Agreement, the “Removal Price” with respect to each Property shall equal (i) for any individual Property specifically listed on Exhibit D, the portion of the Purchase Price allocated to such Property on such Exhibit D and (ii) for any other individual Property, an amount equal to one hundred and two and twenty seven hundredths percent (102.27%) of the fair value of such Property, as determined in accordance with International Financial Reporting Standards (IFRS) as of June 30, 2011 and publicly disclosed by the applicable Seller (or its parent company, as applicable).

(d) As used herein, a “Major Individual Casualty” shall be any Casualty or series of Casualties (i) for which the aggregate cost of repair is equal to or greater than twenty-five percent (25%) of the Removal Price for such Property or (ii) which results in any tenants identified as “Anchor Tenants” on Schedule 12.1(f) attached hereto (each an “Anchor Tenant” and collectively, the “Anchor Tenants” having the right to terminate its Lease.

8.2 Condemnation. If, prior to the Closing, a condemnation or eminent domain proceeding is commenced against a Property, other than a proceeding disclosed on or contemplated by Schedule 12.1(m) with respect to the Midpoint Property or the Loganville Property, (a “Taking”), the corresponding Seller will give Purchaser notice within ten (10) days after such Seller has received notice that the Taking proceeding has commenced.

(a) If the Taking is a Material Individual Taking (as hereinafter defined), Purchaser may, by written notice to the Seller (“Taking Notice”) solely with respect to up to four (4) Properties in the aggregate (including any Properties terminated under Section 8.1) elect to exclude such affected Property from the sale hereunder in which case (i) such Property shall be removed from the Properties to be sold at Closing hereunder, (ii) all references hereunder to such Property shall be deemed deleted and (iii) the Purchase Price shall be reduced by the applicable Removal Price for each such Property. For purposes of this Agreement, a “Material Individual Taking” shall be a Taking or series of Takings (i) for which the aggregate value of such Takings at such Property is equal to or greater equal to or greater than twenty-five percent (25%) of the Removal Price for such Property or (ii) which results in any Anchor Tenant having the right to terminate its Lease.

(b) If the Taking is not a Material Aggregate Taking or if it is a Material Taking and Purchaser does not give the applicable Seller a Taking Notice in accordance with Section 8.2(a), Purchaser will complete the transaction contemplated hereby without abatement or reduction in the Purchase Price, and said Seller shall assign to Purchaser all of its rights, if any, to receive the award payable as a result of such proceeding, subject to the rights of any Mortgage Lender Parties under the applicable Loan Documents. For the avoidance of doubt, any proceeds actually received by Seller in connection with the condemnation actions set forth on Schedule 12.1(m) with respect to the Midpoint Property and the Loganville Property, shall be credited to Purchaser at Closing.

8.3 Major Aggregate Casualty / Taking.

(a) If a Casualty or Taking results in a Major Aggregate Casualty / Taking (as hereinafter defined), then Purchaser may elect to terminate this Agreement by delivering written notice to the Seller within the latest Casualty Review Period or Taking Review Period, as applicable.

(b) As used herein, a “Major Aggregate Casualty / Taking” shall be any Casualty, Taking or series of Casualties and/or Takings (i) for which the aggregate (a) cost of repair, and/or (b) value of any such Takings, is equal to or greater than 7.5% of the Purchase Price or (ii) which results in any Anchor Tenant at Properties with Removal Prices in excess of 7.5% of the Purchase Price having the right to terminate their Leases.

(c) If a Major Aggregate Casualty / Taking occurs and Purchaser does not terminate the Agreement in accordance with this Section 8.3, Purchaser will complete the transaction contemplated hereby without abatement or reduction in the Purchase Price, and said Seller shall assign to Purchaser (i) all of its right, title and interest in and to all insurance proceeds, if any, resulting from any applicable Casualty, subject to any rights of the Mortgage Lender Parties under the applicable Loan Documents, less any reasonable third-party out-of-pocket costs actually incurred by Seller to commence and prosecute the repair of such Casualty and (ii) all of its rights, if any, to receive the award payable as a result of any applicable Taking , subject to the rights of any Mortgage Lender Parties under the applicable Loan Documents.

ARTICLE IX

OPERATION OF THE PROPERTIES

9.1 Operations. From the Effective Date through the Closing Date, Sellers will (x) continue to operate, maintain, manage and lease each Property in a businesslike manner and substantially consistent with the standards of operation, maintenance, management and leasing prevailing immediately prior to the Effective Date and (y) use commercially reasonable efforts to operate the Properties in compliance with applicable laws. Without limiting the foregoing, from and after the Effective Date and at all times while this Agreement is in effect, Sellers shall comply with the following provisions:

(a) Performance under Leases and Contracts; Taxes and Other Charges. Sellers shall perform, in all material respects, its obligations under the Leases and shall perform, in all material respects, its obligations under the Service Agreements and REAs. Sellers shall continue to pay in the ordinary course all taxes, water and sewer charges and utilities expenses relating to the Properties, take all actions necessary to promptly remedy life and safety issues relating to the Properties for which such Seller is responsible, in each case consistent with its business practice prior to the Effective Date. Sellers shall make necessary repairs to the Properties reasonably required in the ordinary course of business.

(b) Insurance. Attached hereto as Exhibit T is a copy of the certificate evidencing the insurance coverages in place with respect to the Properties as of the Effective Date (the “Existing Insurance Certificate”). From and after the Effective Date until Closing, Seller will maintain the insurance coverages covering the Properties as set forth in the Existing Insurance Certificates.

(c) Litigation; Defaults. Promptly advise Purchaser of (i) any material litigation, arbitration proceeding or administrative hearing (including condemnation) before any governmental body or agency which affects any Seller or any Property and is not covered by insurance and (ii) any material default under any Service Contract, REA or any Lease affecting any of the Properties which Seller becomes aware of following the Effective Date.

(d) New Financing. No Seller shall create, incur or suffer to exist any deed of trust, lien, pledge or other encumbrance in any way affecting any portion of the Properties which shall remain after the Closing, other than the same created by, through or under a tenant.

(e) Transfers. Not transfer, sell or otherwise dispose of the Properties or any material item of Personal Property without the prior written consent of Purchaser, except for (i) the use and consumption of inventory and other supplies, (ii) the replacement of Personal Property in the ordinary course of business, (iii) the transfers contemplated by the Walmart Agreement, (iv) transfers required in connection with any condemnation or eminent domain proceeding and (v) transfers required as a result of the exercise of any of the Existing Options by the applicable tenant.

9.2 Tenant Defaults.

(a) Sellers will not institute any proceedings for termination or eviction against a tenant without Purchaser’s prior approval which approval shall be in Purchaser’s sole discretion.

(b) Sellers shall not institute a proceeding for delinquent rent (including, without limitation, base rent, percentage rent, tax, CAM, insurance or other payments due under any Lease) without Purchaser’s consent, which approval shall be in Purchaser’s sole discretion; provided, however, that Purchaser’s consent shall not be required in connection with Seller instituting any proceedings under this Section 9.2(b) prior to the Closing Date if such actions are reasonably consistent with Seller’s operation of the Properties in the ordinary course of business consistent with past practice.

(c) Sellers shall not apply any portion of the security deposits held by Seller under the Leases against any delinquent rent payable thereunder.

9.3 Tenant Estoppels. After the Effective Date, Seller shall prepare and deliver to the applicable tenants and applicable REA parties (i) an estoppel certificate in the form of Exhibit U attached hereto, or in such form or certifying as to such matters as may be required under the applicable Lease, with respect to each of the Leases for premises in excess of two thousand (2,000) rentable square feet (collectively, the “Tenant Estoppels”) , and (ii) if requested by Purchaser, an estoppel certificate in a form prepared by Purchaser with respect to any REA, which estoppel certificate may be addressed to any individual or entity a party to any such REA (collectively, the “REA Estoppels”; and, together with the Tenant Estoppels, collectively, the “Estoppels”), in each case certified to Seller, Purchaser and its lender. Seller shall use commercially reasonable efforts to obtain the prompt return of (A) the executed Tenant Estoppels from each applicable tenant at such Seller’s Property and, if applicable, (B) the executed REA Estoppels (in each case, without the obligation to make any payments or grant any concessions under the Leases or REAs). If a tenant or third party returns an executed Estoppel to Seller, Seller shall promptly deliver to Purchaser a copy of such executed Estoppel following Seller’s receipt thereof. Purchaser acknowledges that the receipt of Estoppels shall not be a condition to its obligation to close in accordance with this Agreement.

9.4 Tenant SNDAs. At Purchaser’s option, at any time after the Effective Date, Purchaser may, at its sole cost and expense, deliver to each tenant under a Lease a subordination, nondisturbance and attornment agreement in the form acceptable to Purchaser (an “SNDA”) along with a signed request from Seller and Purchaser for each such tenant to execute such SNDA and return the same to Purchaser. The receipt of SNDAs by Purchaser from such tenants shall in no event be a condition to Closing. Seller covenants to deliver copies of any SNDA it receives to Purchaser promptly upon receipt thereof.

9.5 Service Agreements; Leases.

(a) On or prior to October 15, 2011, Purchaser will advise Seller in writing of which Service Agreements, to the extent assignable, it will assume (all such Service Agreements that Purchaser will assume, the “Assumed Service Agreements”). All Service Agreements other than the Assumed Service Agreements shall be terminated by Seller at or prior to Closing at no cost or liability to Purchaser, and Sellers shall, and hereby do, fully indemnify, defend, and hold harmless Purchaser from, any loss, cost, damages, liability, claim, proceeding, cause of action, or expense of any kind or nature whatsoever arising out of, connected with, or in any manner related to any such terminated Service Agreement. Purchaser will assume the obligations arising from and after the Closing Date under those Assumed Service Agreements that are not in default as of the Closing Date.

(b) Sellers shall not enter into new Service Agreements or amend existing Service Agreements with respect to the Properties (collectively, “New Service Agreements”) without first obtaining Purchaser’s written consent (which may be withheld in Purchaser’s sole discretion), unless the New Service Agreement is entered into in the ordinary course of business and is for usual and customary property management matters and can be terminated without cost or penalty upon not more than thirty (30) days’ prior written notice and without payment of penalty or premium.

(c) Sellers will not enter into any new Leases or any amendment, modification, expansion or renewal or termination or acceptance of surrender of any Lease existing on the Effective Date, or consent to an assignment of the tenant’s interest thereunder with respect to the Properties (collectively, “New Leases”) without first obtaining Purchaser’s written consent (which may be withheld in Purchaser’s sole discretion), except with respect to (x) any confirmatory amendment to, or extension or renewal of, an existing Lease which is required pursuant to, and is consistent with the express terms of such Lease and (y) those matters set forth on Schedule 9.5(c). Purchaser will be deemed to have consented to any proposed New Service Agreement or New Lease unless Sellers receive written notice from Purchaser objecting to such New Service Agreement or New Lease, within five (5) business days following receipt by Purchaser of the proposed New Service Agreement or New Lease. Sellers will deliver to Purchaser a copy of each New Lease and all documents reasonably related thereto (e.g., commission agent agreements), and each New Service Agreement, within two (2) business days after its execution. Seller shall deliver to Purchaser updated Rent Rolls with respect to the Properties from time to time if reasonably requested by Purchaser.

(d) If Seller enters into any New Service Agreement which is approved or deemed to have been approved by Purchaser in accordance with this Section 9.5, then each such New Service Agreement shall be included in the definition of “Service Agreements” herein and included in the scope of the Sellers’ Representations, and shall be assigned to and assumed by Purchaser at the Closing in accordance with this Agreement. If Seller enters into any New Lease, which is approved or deemed to have been approved by Purchaser in accordance with this Section 9.5, then each such New Lease shall be included in the definition of “Leases” herein and included in the scope of the Sellers’ Representations and shall be assigned to and assumed by Purchaser at the Closing in accordance with this Agreement.

(e) Sellers shall not amend, modify or terminate that certain Purchase Agreement dated as of December 7, 2010 (the “Walmart Agreement”) between DIM and Wal-Mart Stores East, LP (“Walmart”), without Purchaser’s prior written consent. In the event Seller shall request Purchaser’s consent to any modification of the Walmart Agreement to reduce the purchase price payable by Walmart thereunder or obligate Seller to perform or expend funds to remedy any environmental issue or effectuate a “Clean-Up” (as defined in the Walmart Agreement), Purchaser shall grant its consent thereto so long as Seller agrees to bear the cost of such price reduction or obligation (the “Walmart Concession Amount”). Seller shall promptly provide Purchaser with copies of all material written notices and correspondence received or sent by Sellers relating to the Walmart Agreement.

(f) Sellers shall not amend, modify or terminate any REAs without first obtaining Purchaser’s prior written consent, except that Sellers shall be entitled, without Purchaser’s prior consent, to take such actions as may be reasonably necessary to effectuate the settlement of the matters disclosed on Schedule 12.1(t) attached hereto, including, without limitation, entering into and causing to be recorded any REA or REA amendment, each in substantially the form previously provided to Purchaser.

(g) Sellers shall not amend, modify or terminate any agreement set forth on Schedule 12.1(h) without first obtaining Purchaser’s prior written consent.

9.6 Purchaser Assumes Certain Costs and Obligations.

(a) Upon Closing and subject to the adjustments contemplated in Article X, Purchaser will assume all liability for, and shall thereafter pay, all amounts (including tenant concessions and tenant improvement costs and leasing commissions or fees) thereafter coming due from and after the Closing under or in connection with any Service Agreements or Leases that are entered into between the Effective Date and the Closing Date in accordance with this Agreement together with all Walmart Relocation Costs and those costs set forth on Schedule 9.6 (in the aggregate, the “Purchaser Costs”). At Closing, Seller shall assign to Purchaser all Assumed Service Agreements. To the extent Seller shall have incurred any Walmart Relocation Costs (as hereinafter defined) prior to Closing, Seller shall be entitled to a credit therefor at Closing.

(b) In connection with the relocation or termination of certain tenants at the Sunrise Town Center Property listed on Schedule 9.6 (the “Sunrise Relocation Tenants”), Seller shall be permitted to enter into agreements with respect to such relocations or terminations of such Sunrise Relocation Tenants which shall each be conditioned upon the closing of the sale under the Walmart Agreement (other than the relocation agreement with Rainbow Women’s Retail), provided that Purchaser’s reasonable consent shall be required in connection with any agreements or relocation arrangements which result in costs, expenses or obligations in excess of those set forth on Schedule 9.6 attached hereto (the “Pre-Approved Sunrise Relocation Costs”).

(c) As used herein, “Walmart Relocation Costs” shall mean all costs, expenses and obligations relating to the relocation of the Sunrise Tenants (collectively, the “Sunrise Relocations”), including without limitation relocation costs, any Lease termination fees, and any rent credits, abatements or tenant improvement allowances to which any tenants may be entitled under their respective Leases as a result of the Sunrise Relocations, in each case which are either Pre-Approved Sunrise Relocation Costs or otherwise reasonably approved by Purchaser.

(d) In the event any of the Sunrise Relocations shall not have been completed by the Termination Date, Purchaser shall assume at the Closing all obligations of Sellers to effectuate such Sunrise Relocations at Purchaser’s sole cost and expense. In the event the transactions contemplated by the Walmart Agreement shall not have been consummated as of the Closing Date, at Closing Purchaser shall assume in writing all obligations of Sellers pursuant to the Walmart Agreement; provided, however, that the Walmart Relocation Costs shall be deemed not to include any termination payments, if any, associated with any lease termination of Check N Go from the Sunrise Town Center Property (the “Check N Go Termination Payment”).

9.7 Loan Documents. From and after the Effective Date, Seller shall not modify, amend or assign any of the Loan Documents without the prior written consent of Purchaser, which may be withheld in Purchaser’s sole and absolute discretion. From and after the Effective Date until the date of Closing, Seller shall perform, in all material respects, its obligations under the Loan Documents.

9.8 Cooperating with Financing. Each of the Sellers shall reasonably cooperate with Purchaser in connection with Purchaser’s arrangement of financing with respect to the Properties (provided that such cooperation does not substantially and unreasonably interfere with the ongoing operations of the Sellers or the rights of any tenants of the Properties under their respective Leases), including without limitation, by (a) delivering such financial and statistical information relating to the applicable Properties as may be reasonably requested in connection with such financing, (b) providing timely access to diligence materials, appropriate personnel and the applicable Properties during normal business hours and upon reasonable prior request to allow sources of financing and their representatives to complete all reasonable and customary diligence, subject in each case, to such confidentiality agreements as Seller may reasonably require (c) using reasonable efforts to obtain estoppels and certificates from tenants and counterparties to REAs in form and substance reasonably satisfactory to any potential lender, (d) permitting the Purchaser and its Representatives to conduct appraisals and environmental engineering inspections of each Property during normal business hours or such other times as may be reasonably approved by Seller (provided, however, that (A) except with respect to the Sunrise Town Center Property, neither the Purchaser nor its Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such Property, (B) the Purchaser shall schedule and coordinate all inspections with Seller and shall give Seller at least three (3) business days’ prior written notice thereof, setting forth the inspection or materials that the Purchaser or its agents intend to conduct, and (C) Seller shall be entitled to have representatives present at all times during any such inspection) and (e) at Purchaser’s request, undertaking reasonable actions (at Purchaser’s sole cost and expense) to cure any violations identified in zoning reports relating to the Properties, including, without limitation, the re-striping of the parking lot at the Conway Crossing Property to include twenty (20) additional parking spaces. The foregoing cooperation by Seller shall be at Purchaser’s sole cost and expense (provided that Purchaser shall not be required to reimburse Seller for any in-house costs incurred by Seller in the performance of its obligations), and the Purchaser shall promptly reimburse Seller for any reasonable out-of-pocket, third party costs incurred in performing their obligations under this Section 9.8. In no event shall any damage or destruction caused to any Property by Purchaser, its Representatives, any potential lender or any agent of any such potential lender in the exercise of the rights granted pursuant to this Section 9.8 give rise to any rights or remedies of Purchaser hereunder, and the Purchaser shall promptly reimburse Seller for any reasonable out-of-pocket, third party costs incurred by Seller in order to repair any such damage or destruction, to the extent such costs (a) are incurred by Seller prior to Closing or (b) relate to any Property with respect to which the transactions contemplated by this Agreement shall fail to close for any reason whatsoever.

9.9 Ross Plaza Obligations. Prior to the Closing Date, Seller shall cause the following to be performed at the Property identified on Exhibit B as Ross Plaza: (a) certain vapor testing, as set forth on Exhibit X-1 attached hereto (the “Vapor Testing”); (b) if and to the extent recommended by Seller’s environmental engineer or consultant or if reasonably required by Purchaser’s environmental consultant as a result of the Vapor Testing, installation of a sub-slab vapor mitigation system beneath the Applicable Premises (as defined in Exhibit X-1) (the installation of any such vapor mitigation system and a re-testing of ambient indoor air to confirm adequacy of mitigation system after installation, the “Vapor Remediation Work”); (c) certain lead and asbestos testing with respect to the premises occupied by A Child’s World, as set forth on Exhibit X-2 (the “ACM/Lead Testing” and, together with the Vapor Testing, the “Ross Plaza Testing”); and (d) such remediation work with respect to the premises occupied by A Child’s World as Purchaser’s environmental consultant may reasonably recommend as a result of the ACM/Lead Testing (any such remediation work, the “ACM/Lead Remediation Work” and, together with any required Vapor Remediation Work, the “Ross Plaza Remediation Work”). The Ross Plaza Testing shall be performed by a qualified environmental engineer or consultant engaged by Seller, with the Vapor Testing and any required Vapor Remediation Work being performed at Seller’s sole cost and expense, and the ACM/Lead Testing and any required ACM/Lead Remediation Work being performed at Purchaser’s sole cost and expense. In the event Seller shall actually incur any third party out of pocket costs or suffer any actual losses as a result of the performance of any ACM/Lead Remediation Work in the applicable tenant premises, including without limitation, any rent abatements, credits, or offsets claimed by the applicable tenant (but excluding any losses resulting from Seller’s gross negligence) (any such costs or losses, the “ACM/Lead Collateral Remediation Costs”) , then, in addition to paying the direct costs of performing such ACM/Lead Remediation Work, Purchaser shall reimburse Seller for any such ACM/Lead Collateral Remediation Costs, up to One Hundred Thousand Dollars ($100,000). Purchaser’s obligations hereunder with respect to the costs of the ACM/Lead Testing and the ACM/Lead Remediation Work and the ACM/Lead Collateral Remediation Costs shall survive the termination of this Agreement. Seller shall (i) keep Purchaser reasonably apprised of its actions taken in accordance with this Section 9.9, (ii) promptly provide Purchaser with copies of all results of the Ross Plaza Testing (and all tests and reports prepared as part of the Ross Plaza Testing shall be provided with reliance by Purchaser, its lenders and its insurance provider), (iii) promptly provide Purchaser with the Seller’s consultant’s proposal for the Ross Plaza Remediation Work for the review and reasonable approval of Purchaser’s consultant, (iv) notify Purchaser of the completion of any Ross Plaza Remediation Work and allow Purchaser’s consultants to inspect and reasonably approve such work. In the event Seller shall fail to complete any required Vapor Remediation Work to Purchaser’s reasonable satisfaction, Purchaser may, by written notice to Seller delivered no more than ten (10) days after its receipt of Seller’s completion notice, elect to exclude the Ross Plaza Property from the transactions contemplated by this Agreement in the event Seller shall have failed to remedy any unsatisfactory Vapor Remediation Work or ACM/Lead Remediation Work reasonably specified by Purchaser prior to Closing, in which case, (A) such Property shall be removed from the Properties to be sold at Closing hereunder, (B) all references hereunder to such Property shall be deemed deleted and (C) the Purchase Price shall be reduced by an amount equal to the Removal Price for such Property. If Purchaser shall fail to deliver such notice within the specified period, Purchaser shall be deemed to have waived all rights and remedies hereunder with respect to the matters described in this Section 9.9 (including, without limitation, the right to any credit at Closing), and Purchaser shall proceed to Closing in accordance with the terms of this Agreement. Notwithstanding any provision of this Agreement to the contrary, except as expressly set forth in this Section 9.9, Purchaser shall have no rights or remedies with respect to the Ross Plaza Testing or the Ross Plaza Remediation Work.

CLOSING PRORATIONS AND ADJUSTMENTS; PAYMENT OF CLOSING COSTS

10.1 General. Sellers shall pay (i) Sellers’ legal fees, (ii) expenses Sellers might incur in connection with removing the Required Exceptions, (iii) any apportionment to be made pursuant to this Article X, (iv) one-half of the Title Company’s closing and escrow fees (“Escrow Costs”) subject to the Sellers Cost Cap (as hereinafter defined), (v) one-half of the Loan Assumption Costs (as defined in Exhibit O), provided, however, in no event shall the Sellers be required to incur more than $1,500,000 in the aggregate (but excluding any Pre-existing Mortgage Lender Party Costs (as defined in Exhibit O)) for Loan Assumption Costs (the “Sellers Cost Cap”), (v) any transfer taxes, documentary taxes, stamp taxes, local surtaxes and other similar charges (collectively, “Transfer Taxes”) resulting from the sale of the Properties to Purchaser in excess of $3,100,000 in the aggregate, (vi) the Pre-Existing Mortgage Lender Party Costs and (vii) the Check N Go Termination Payment, if applicable.

In the event that the prepayment fee required in connection with the prepayment of the loan currently secured by a lien on the Property known as Sunrise Town Center exceeds (i) $50,000 plus (ii) 1% of the allocated loan amount applicable to such Property pursuant to a new loan to be obtained by Purchaser at Closing (the “New Sunrise ALA”) (any such excess amount, the “Excess Sunrise Costs”), Purchaser may elect by written notice to Seller to exclude such property from the transactions contemplated hereby, in which case, (A) such Property shall be removed from the Properties to be sold at Closing hereunder, (B) all references hereunder to such Property shall be deemed deleted and (C) the Purchase Price shall be reduced by the applicable Removal Price for such Property. Notwithstanding anything herein to the contrary, if Purchaser elects to exclude the Sunrise Town Center Property pursuant to this Section 10.1, Seller shall be entitled, by notice to Purchaser delivered within ten (10) days of its receipt of Purchaser’s notice, to elect to pay the Excess Sunrise Costs, less 1% of amount by which the New Sunrise ALA exceeds $7,000,000, in which case (A) Purchaser’s exclusion notice shall automatically become null and void and (C) Purchaser shall proceed to Closing in accordance with the terms of this Agreement. For the avoidance of doubt, the existing loans secured by liens encumbering the Properties known as Belfair Town Center and Marco Town Center shall be satisfied by Seller at or prior to Closing and any costs related thereto shall be borne solely by Seller (the “Belfair/Marco Repayment Costs”) and shall not be subject to the Sellers Cost Cap.

Purchaser shall pay (i) any title examination costs, (ii) to reimburse Seller for the costs of the Existing Surveys and any other costs for any New Surveys ordered by Purchaser (or any update to the Existing Surveys requested by Purchaser and provided by Sellers), (iii) title premiums and endorsement costs for the Title Policies, (iv) subject to clause (iv) of the first sentence of this Section 10.1 one-half of the Escrow Costs, (v) any prepayment fees, defeasance costs, or other expenses incurred in connection with the prepayment of the existing mortgage loans encumbering the Repaid Debt Properties (other than (A) the outstanding principal balance of the loans secured by the Repaid Debt Properties together with accrued interest, (B) the Excess Sunrise Costs and (C) the Beflair/Marco Repayment Costs) whether paid on or prior to the Closing Date, and (vi) all Transfer Taxes resulting from Purchaser’s acquisition of the Properties up to $3,100,000. Sellers will pay the cost of recording any instruments required to discharge any liens or encumbrances against the Properties required to be discharged at Closing. Purchaser understands, acknowledges and agrees that the Purchase Price is absolutely net to Sellers except as otherwise provided in this Agreement. Sellers and Purchasers acknowledge and agree that any Transfer Taxes which may have been due in connection with the Disclosed Prior Transactions (and any penalties relating to any such unpaid Transfer Taxes) shall be the sole responsibility of the Sellers and Sellers shall indemnify Purchaser with respect to any Claims related thereto. The obligations of Sellers and Purchaser under this Section 10.1 shall survive the Closing without limitation by the Survival Period.

10.2 Prorations. The following are to be apportioned between Purchaser and the respective Seller as of 11:59 p.m. on the day preceding Closing Date, with such Seller entitled to all income produced from the operation of the applicable Property which is allocable to the period prior to the Closing Date and shall be responsible for all expenses allocable to that period; and Purchaser entitled to all income and (solely with regard to the applicable Loan Documents, Service Agreements, Leases, Permitted Exceptions and other obligations accepted and expressly assumed by Purchaser at Closing) responsible for all expenses allocable to the period beginning at 12:00 a.m. on the day Closing occurs. At the Closing, all items of income and expense with respect to the Property listed below shall be prorated in accordance with the foregoing principles and the rules for the specific items set forth hereafter (provided, however, that in the event that any of the Leases or subleases, if any, covering all or part of the Properties provide that the tenants or subtenants thereunder are responsible for direct payment of any of the expenses, such expenses shall be apportioned as between Sellers and Purchaser, but not adjusted on the Closing Statement at Closing, provided, further, if such direct payments are not paid by such tenants when due and payable, Seller agrees to promptly disburse to Purchaser funds in the amount of such payments apportioned to Seller at Closing, and Seller agrees that the foregoing shall not in any manner limit Seller’s obligation to discharge any such expenses attributable to Seller for the period prior to the Closing Date which are delinquent unless Seller has disbursed such amounts to Purchaser; and provided, further, if Seller disburses any such amounts to Purchaser and Purchaser subsequently collects the same from such tenants, Purchaser shall promptly reimburse such amount to Seller to the extent actually collected):

(a) Rents including base or minimum rents, escalations, additional rent and percentage rent (“Rents”) as further described below;

(b) Water, sewer, gas, electric, vault, utility and fuel charges, if any;

(c) Operating expenses for the Properties including, without limitation, sums due or already paid pursuant to any Assumed Service Agreements (but excluding any amounts related to Service Agreements which are not assumed by Purchaser, which shall remain the responsibility of Seller);

(d) Amounts paid pursuant to all transferable licenses and permits, on the basis of the fiscal year for which levied;

(e) Interest payments on the applicable Assumed Mortgage Loan; and

(f) Assessments but only for the annual installment for the fiscal year in which the Closing occurs.

10.3 Rents.

(a) Purchaser will receive a credit for all prepaid Rents, if any, paid by any tenants. Rents under the Leases (other than “percentage rent” and common area maintenance charges which are dealt with in Section 10.3(c) and Section 10.3(d) below) will be adjusted and pro rated on a per diem “if as and when collected” basis.

(b) If, on the Closing Date, there are any unpaid Rents for the month of Closing or past due Rents owing by any tenant for any prior period, Rents collected by Purchaser after the Closing Date from such tenants will be applied (after payment of collection costs) first, to amounts due Purchaser for periods following the month in which the Closing occurred, second, to the month of Closing; third, to amounts due Sellers for the month prior to Closing; and fourth, to amounts due Sellers for periods prior to the month before the Closing occurred. Sellers shall pay to Purchaser within ten (10) business days of its receipt any Rents received from and after the Closing Date. Purchaser shall pay to the Sellers any portion of any Rents which Sellers are entitled to pursuant to this Section 10.3 within ten (10) business days of its receipt of same. In the event that there remains any unpaid tenant receivable other than base or minimum rent (including without limitation any tax, CAM, insurance or percentage rent payments) for any period prior to the Closing, all payments received from any tenant after Closing in arrears shall be applied to any sums owed Purchaser from such tenant (whether base or minimum rent or any other amount) before any part thereof shall be treated as belonging to Seller.

(c) Percentage rent (i.e., that portion of the rent payable to the landlord by a tenant under a Lease which is a percentage of the amount of sales or of the dollar amount of sales), if any, payable under each Lease shall be prorated with respect to the lease year thereunder in which the Closing occurs on a per diem basis as and when collected. Any percentage rent collected by Purchaser including any percentage rent which is delinquent and pertaining to (i) an entire lease year or accounting period of a tenant under a Lease which ends on a date prior to the date of Closing, and (ii) that portion of a lease year or accounting period of such tenant covering a period prior to the Closing Date where such lease year or accounting period begins prior to the Closing Date and ends thereafter shall in both cases (subject to Section 10.3(b)) be paid to the applicable Seller within thirty (30) days of receipt by Purchaser. Purchaser shall not be required to institute any action or proceeding to collect any delinquent percentage rent.

(d) Common area maintenance expenses and charges (and all expenses and charges payable by or to the applicable Seller under or in connection with any reciprocal easement agreements encumbering the Property, each an “REA”) shall be prorated. The applicable Seller shall be responsible for all common area expenses and charges incurred prior to Closing, and Purchaser shall be responsible for the same subsequent to Closing (but only to the extent incurred under Assumed Service Agreements accepted and expressly assumed by Purchaser at Closing or provided for in the Permitted Exceptions). All common area expense payments made by each tenant and such charges paid under its Lease for the entire lease year during which the Closing occurs (and all common area maintenance payments to such Seller by other parties under REAs), including in each case end-of-year adjustments, if any, shall be prorated between the applicable Seller and Purchaser in the following manner: Not later than ten (10) business days prior to the Closing Date, such Seller shall deliver to Purchaser, with regard to each tenant (or each other party under reciprocal easement agreements encumbering the Property, each a “REA Party”) required to pay common area charges (“CAM Charges”) under its Lease or REAs, as applicable, a detailed computation showing all CAM Charge expenses incurred by Seller for the period from the beginning of each such tenant’s or REA Party’s, as applicable, then current billing period for CAM Charges (e.g., calendar year, lease year, etc.) through the Closing Date, any CAM monthly estimates or charges theretofore collected by the applicable Seller relating to such tenant or REA Party (hereinafter referred to as the “CAM Estimates”), and a bill for the tenant’s or REA Party’s prorata share of CAM Charges (i.e., for CAM charges through the Closing Date net of any such CAM Estimates), together with all invoices and other evidence documenting such CAM Charges in detail required by such tenant’s Lease or REA, as applicable. Any bills prepared by the applicable Seller when combined with the post-closing billings (as and when appropriate for annual reconciliation or other billing of CAM charges for any tenant or REA Party, as applicable as determined by Purchaser) bill for CAM Charges to such tenant or REA Party, in which event such single bill, as and when paid, shall be apportioned between such Seller and Purchaser based on the ratio of pre- and post-Closing CAM expenses (taking into account any CAM Estimates retained by Seller at Closing). Any such amounts due Seller shall be paid by Purchaser to Seller within ten (10) business days following Purchaser’s receipt from a tenant or REA Party.

Notwithstanding Purchaser’s election above set forth, any CAM Estimates for any tenant shall be retained by the applicable Seller up to the amount of the pre-Closing CAM Charges payable by such tenant as evidenced by such bills and computations delivered by Seller at Closing, and any excess shall be paid or credited to Purchaser at Closing.

10.4 Security Deposits. All Security Deposits made by the tenants of each Property will be turned over or at Purchaser’s election, credited to Purchaser at Closing to the extent the same have not been applied by the corresponding Seller in accordance with the terms of the applicable lease prior to the Closing. If Sellers are holding any Security Deposits in the form of letters of credit, such original letters of credit shall be turned over to Purchaser at Closing and Purchaser will not receive a credit for such Security Deposits. Sellers shall execute and deliver at Closing such instruments as the issuers of such letters of credit shall require to effect the transfer or re-issuance thereof to Purchaser at Closing. If any such Security Deposits that are in the form of letters of credit are not transferable or re-issuable at Closing, Sellers shall reasonably cooperate with Purchaser to cause the same to be promptly transferred or re-issued to Purchaser following Closing at no out of-pocket-expense or additional liability to Sellers, and, until such transfer or re-issuance, Sellers shall, as Purchaser’s agent and at its request, draw on any letter of credit in accordance with the applicable Lease and immediately deliver the proceeds to Purchaser (and until such delivery, such funds shall be held in trust by the applicable Seller for the benefit of Purchaser). In the event Purchaser makes such a request, and Sellers effect a draw on the letter of credit and delivers the applicable proceeds to Purchaser, Purchaser agrees to indemnify, defend, and hold Sellers harmless from any claims arising therefrom, including any assertion by a tenant that such draw was wrongful or a breach of the applicable lease, which indemnification shall be inclusive of reasonable attorney’s fees. Any verifiable out-of-pocket expense actually incurred by Sellers in such cooperation shall be promptly reimbursed by Purchaser.

10.5 Existing Mortgage Loan Reserve Accounts. At Closing, the Sellers shall receive a credit for the funds in all reserve and holdback accounts maintained by the each of the Mortgage Lender Parties in connection with the Assumed Mortgage Loans that are confirmed in writing by such Mortgage Lender Parties and not returned to Seller as of the Closing Date.

10.6 Real Estate Taxes.

(a) Real estate taxes and personal property taxes on the Properties shall be prorated based upon the period (i.e., calendar or other tax fiscal year) to which same are attributable, regardless of whether or not any such taxes are then due and payable or are a lien (any such taxes relating to any Properties located in North Carolina shall be prorated based on the calendar year). The applicable Seller shall pay at or prior to Closing (or Purchaser shall receive credit for) any unpaid taxes attributable to periods prior to the date of Closing (whether or not then due and payable or a lien as aforesaid). The applicable Seller shall receive credit for any previously paid or prepaid taxes attributable to periods from and after the date of Closing. In the event that as of the Closing Date the actual tax bills for the tax year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates, millages and assessed valuation of the previous year, with known changes, shall be used; and after the Closing occurs and when the actual amount of taxes for the year or years in question shall be determinable, such taxes will be re-prorated between the parties to reflect the actual amount of such taxes. In no event shall the applicable Seller be charged with or be responsible for any increase in the taxes on a Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Closing Date. Any such tax proration for the Property or Properties located in the state of Florida shall be based on the maximum discount allowed by law.

(b) With respect to any special assessments that are not payable in installments, Seller shall pay any such special assessments related to any improvement which has been Completed (as defined below) prior to Closing, and Purchaser shall pay any such special assessments related to any improvement which has not been Completed prior to Closing. For purposes of this paragraph, the term “Completed” shall mean, with respect to any public improvement by a governmental authority, that: (1) a lien for special assessments related to such improvement has been certified by the governmental authority; or (2) a lien for such special assessments is still pending, but the improvement has been substantially completed prior to Closing. Notwithstanding the foregoing, with respect to special assessments that are Completed prior to Closing but are payable in installments: (a) Seller shall pay any such installments attributable to the period of time before Closing; (b) Purchaser shall pay any such installments attributable to the period of time after Closing; and (c) any such installments which are attributable to a period of time that commences before Closing and ends after Closing shall be prorated at Closing, based upon the maximum discount allowed by law.

10.7 Existing Options; Walmart.

(a) In the event that any of the Existing Options are exercised such that this Agreement is terminated with respect to the applicable Property subject to such Existing Option, the Purchase Price shall be reduced by the Removal Price for such Property. In the event that a portion of the Sunrise Town Center is sold as contemplated pursuant to the Walmart Agreement prior to the Closing Date, the Removal Price for the Sunrise Town Center (and the allocated purchase price for such Property pursuant to the final Allocation Schedule) shall be reduced by an amount equal to (i) the gross proceeds of the sale to Walmart, less (ii) the aggregate amount of the Walmart Closing Costs (as hereinafter defined). As used herein, the “Walmart Closing Costs” shall mean (i) the brokerage commission payable by Seller in connection with the Walmart transaction, up to One Hundred Thousand Dollars ($100,000) and (ii) all other closing costs payable by Seller pursuant to the Walmart Agreement, in an aggregate amount of up to Fifty Thousand Dollars ($50,000). In the event Walmart shall refuse to consent in writing at or prior to Closing to the assignment of the Walmart Agreement to Purchaser, the Property known as Sunrise Town Center shall be excluded from the transactions contemplated hereby, in which case, (A) such Property shall be removed from the Properties to be sold at Closing hereunder, (B) all references hereunder to such Property shall be deemed deleted and (C) the Purchase Price shall be reduced by the Removal Price for such Property.

(b) In the event that the Sunrise Town Center Property is not excluded pursuant to Section 10.7(a) and the closing has not occurred under the Walmart Agreement as of the date of Closing, (i) Purchaser shall receive a credit equal to the Walmart Concession Amount, if applicable, pursuant to Section 9.5(e), or (ii) if no Walmart Concession Amount is applicable as of the Closing, Seller has not elected to exclude the Sunrise Town Center Property from the transaction pursuant to Section 10.7(c) below and Purchaser is reasonably required to grant Walmart a price reduction or to incur any obligations as a result of a “Clean-Up” (as defined in the Walmart Agreement) in order for Walmart to proceed with the closing (including any “Environmental Correction Amount” (as defined in the Walmart Agreement)), Purchaser shall receive a post-closing proration credit for such amounts, provided that (x) such amount shall not exceed $200,000, (y) Seller shall have the right to reasonably participate in all discussions and negotiations between Purchaser and Walmart regarding the “Clean-Up” obligations and (z) the closing of the sale to Walmart occurs prior to the expiration of the survival period set forth in Section 10.11. Notwithstanding anything herein to the contrary, any credit to which Purchaser may be entitled pursuant to this Section 10.7(b) (whether at or after Closing), shall be reduced by the amount equal to the positive difference, if any, between (x) the Pre-Approved Sunrise Relocation Costs and (y) the Walmart Relocation Costs plus the aggregate amount of all actual costs, expenses and obligations relating to the Sunrise Relocations.

(c) Notwithstanding anything herein to the contrary, in the event that the Sunrise Town Center Property is not excluded pursuant to Section 10.7(a), the closing has not occurred under the Walmart Agreement as of the date of Closing and no Walmart Concession Amount is applicable as of the Closing, Seller may elect to exclude the Sunrise Town Center Property from the transactions contemplated hereby, in which case, (i) such Property shall be removed from the Properties to be sold at Closing hereunder, (ii) all references hereunder to such Property shall be deemed deleted and (iii) the Purchase Price shall be reduced by an amount equal to the Removal Price for such Property.

10.8 Leasing Costs. Seller shall be responsible for all Leasing Costs relating to Leases or renewals, amendments, expansions and extensions of Leases, entered into or which first become binding, prior to the date of this Agreement, including, without limitation, the Leasing Costs set forth on Schedule 10.8 attached hereto, but excluding the Purchaser Costs (the “Seller’s Leasing Costs”). To the extent any Seller’s Leasing Costs have not been fully paid as of the Closing Date, there shall be an adjustment at the Closing against the Purchase Price in the amount of the balance of Seller’s Leasing Costs remaining to be paid. Notwithstanding anything in this Section 10.8 to the contrary, the Purchaser shall be responsible for all Leasing Costs relating to New Leases and renewals, amendments, expansions and extensions of Leases, in each case to the extent such Leasing Costs relate to New Leases or renewal, expansion or extension rights of tenants under Leases that are exercised or amendments that are entered into, after the date of this Agreement and to the extent such costs have been paid by Seller prior to Closing, there shall be a credit at Closing in favor of Seller for reimbursement of such amounts. For purposes hereof, the term “Leasing Costs” shall mean with respect to a particular Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under such Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, payments made for purposes of satisfying or terminating the obligations of the tenant under such Lease to the landlord under another lease (i.e., lease buyout costs), relocation costs, temporary leasing costs, leasing commissions, brokerage commissions, legal, design and other professional fees and costs, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the relevant Lease or any other agreement relating to such Lease.

10.9 Scheduled Matters. In the event that the Sellers have not competed all of the work set forth on Schedules 12.1(i) and 12.1(l) with respect to the alleged defaults and violations set forth on such Schedules (the “Scheduled Matters Work”), then, at Purchaser’s election, (a) Purchaser shall receive a credit at Closing for the reasonable costs of completing the Scheduled Matters Work or (b) Seller shall be obligated to complete the Scheduled Matters Work within a reasonable period after the Closing at Seller’s cost and expense, in which event Purchaser shall agree to reasonably cooperate with Seller in order to facilitate the completion of such Scheduled Matters Work.

10.10 Post-Closing Adjustments. If final bills are not available or cannot be issued prior to Closing for any item being prorated under this Article, then Purchaser and Sellers agree to allocate such items on a good faith basis using the most recent available bills, and final adjustments shall be made post-Closing promptly following receipt of the final bills for the billing period in which Closing occurred. In the event any prorations, apportionments or computation shall prove to be incorrect for any reason, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the one from who it is entitled to such adjustment within one (1) year after the erroneous payment or computation was made.

10.11 Survival. The terms of this Article X shall survive the Closing and the delivery of the Deeds for a period of one (1) year from the later of (i) the Closing Date and (ii) the final post-closing adjustment made pursuant to Section 10.10.

10.12 Calculation of Prorations. All apportionments and prorations made hereunder shall be made based on the number of days of ownership of the Property in the period applicable to the apportionment. Prorations of annual payments will be made based on the number of days of ownership in the applicable annual period based on a 365 day year except as it relates to interest on the Assumed Mortgage Loans which will be calculated in accordance with the terms of the applicable Loan Documents.

ARTICLE XI

DEFAULT

11.1 Default by Purchaser. If following five (5) business days notice and cure (except for a failure to deliver the Purchase Price in accordance with Section 2 or to close the transaction on the Closing Date), Purchaser is in default of its obligations hereunder to consummate the purchase of the Properties in accordance with the terms of this Agreement and Sellers are not in default, then Sellers will be entitled, as their sole remedy, to terminate this Agreement, and receive the Deposit (including any portion of the Deposit delivered pursuant to the Guaranty) as liquidated damages for the breach of this Agreement. In connection with the foregoing, Purchaser and Deposit Guarantor hereby consent to this Agreement constituting an agreement for judgment and agree not to contest (other than as provided in Article XIII) any suit on the Guaranty. In addition to the Deposit, Sellers shall be entitled to recover from Purchaser any and all costs incurred by Sellers in connection with obtaining the Deposit as a result of the Deposit not being made in the form of cash. Notwithstanding the foregoing, nothing contained in this Section 11.1, will limit the rights of Seller and liability of Purchaser following the Closing under (i) any indemnity provided by Purchaser under this Agreement; (ii) any of the documents and instruments executed and delivered to Sellers pursuant to the terms and conditions of this Agreement, and (iii) any actions commenced after the Closing for any Property with respect to any obligation or representation of either the applicable Seller or Purchaser attributable to such Property, which by the terms of this Agreement survives Closing, including, but not limited to, provisions regarding confidentiality and payment of brokerage fees.

THE PARTIES REALIZE THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE, IF NOT IMPOSSIBLE, TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY PRIOR TO SIGNING THIS AGREEMENT THE AMOUNT OF DAMAGES WHICH WOULD BE SUFFERED BY SELLERS IN THE EVENT OF PURCHASER’S DEFAULT OR FAILURE TO PERFORM AT CLOSING WHEN OBLIGATED TO DO SO UNDER THE TERMS OF THIS AGREEMENT. THE PARTIES, HAVING MADE A DILIGENT ENDEAVOR TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES WHICH SELLER WOULD SUFFER IN THE EVENT OF PURCHASER’S FAILURE TO CONSUMMATE THE PURCHASE OF ANY PROPERTY AT CLOSING WHEN OBLIGATED TO DO SO UNDER THE TERMS OF THIS AGREEMENT, HEREBY AGREE THAT THE REASONABLE ESTIMATE OF SAID DAMAGES IS THE SUM EQUAL TO FIFTY MILLION DOLLARS ($50,000,000) (THE “LIQUIDATED DAMAGES AMOUNT”). THEREFORE, IN THE EVENT OF PURCHASER’S FAILURE TO CONSUMMATE THE PURCHASE OF ANY PROPERTY AT CLOSING WHEN OBLIGATED TO DO SO UNDER THE TERMS OF THIS AGREEMENT AND SELLER IS NOT THEN OTHERWISE IN DEFAULT HEREOF, THEN, SELLER SHALL BE ENTITLED TO THE DEPOSIT AS LIQUIDATED DAMAGES AS SELLER’S SOLE AND EXCLUSIVE REMEDY. THE LIQUIDATED DAMAGES AMOUNT HAS BEEN ESTABLISHED BY THE PARTIES AS THE AMOUNT OF THE MONETARY DAMAGES SELLER WILL SUFFER BASED UPON PURCHASER’S FAILURE TO CONSUMMATE THE PURCHASE OF ANY PROPERTY AT CLOSING WHEN OBLIGATED TO DO SO UNDER THE TERMS OF THIS AGREEMENT AND SELLER SHALL BE ENTITLED TO RECOVER NO OTHER DAMAGES FROM PURCHASER BASED UPON PURCHASER’S FAILURE TO PERFORM AT CLOSING WHEN OBLIGATED TO DO SO UNDER THE TERMS OF THIS AGREEMENT. BY INITIALING BELOW, THE PARTIES EXPRESSLY UNDERSTAND AND AGREE TO THE FOREGOING PROVISIONS RELATING TO LIQUIDATED DAMAGES. OTHER THAN WITH RESPECT TO THE GUARANTY, IN NO EVENT SHALL SELLER SEEK SATISFACTION FOR ANY OBLIGATION FROM ANY PARTNERS, MEMBERS, MANAGERS, SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR LEGAL REPRESENTATIVES OF PURCHASER OR ITS AFFILIATES NOR SHALL ANY OF THE FOREGOING HAVE ANY PERSONAL LIABILITY FOR ANY SUCH OBLIGATIONS                      OF                      PURCHASER.

Sellers:		Purchaser:
	(Initials)		(Initials)

11.2 Default by Seller.

(a) In the event that breaches shall have occurred pursuant to Sections 4.1(a) or 4.1(b), and the aggregate Purchaser’s Losses thereunder are not reasonably expected to exceed the Materiality Threshold, then if Purchaser’s Losses exceed $750,000.00 in the aggregate, Sellers shall be obligated to provide Purchaser with a credit against the Purchaser Price at Closing in an amount equal to the Purchaser’s Losses and Purchaser shall have no right to terminate this Agreement as a result of Sections 4.1(a) or 4.1(b). For the avoidance of doubt, in the event the aggregate Purchaser’s Losses with respect to such breaches are less than or equal to $750,000.00 (any such Purchaser’s Losses, in the aggregate, the “Uncredited Purchaser’s Losses”), Purchaser shall have no rights or remedies hereunder with respect to such breaches, provided, however, such Uncredited Purchaser’s Losses shall be taken into account for purposes of reducing the Liability Basket pursuant to Section 14.16.

(b) If (a) Sellers fail to consummate the sale of the Properties in accordance with the terms of this Agreement after five (5) business days’ notice and cure or (b) a Material Seller Breach shall have occurred, Purchaser may elect to (x) waive in writing any such failure or Material Seller Breach and proceed with Closing, in which case Purchaser shall receive at Closing without any consideration from Sellers on account thereof (other than the right to receive a credit at Closing equal to the Materiality Threshold in connection with such Material Seller Breach) or (y) terminate this Agreement in writing, in which case, (1) Escrow Agent shall refund the Deposit to Purchaser, (2) Seller shall reimburse Purchaser for its actual and documented out-of-pocket costs and expenses incurred in connection with its investigation of the Property and the transactions contemplated by this Agreement, up to a maximum amount of $2,500,000, and (3) both Purchaser and each Seller will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive termination of this Agreement; or (z) in lieu of terminating this Agreement, Purchaser shall have the option to bring a suit for specific performance.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES

12.1 Sellers’ Representations. Each Seller represents and warrants to Purchaser, with respect to itself and such Seller’s Property, the following (collectively, “Sellers’ Representations”) as of the Effective Date, and, subject to the terms of Section 4.1(a), as of the Closing Date, provided, however, that following the Closing, Purchaser’s remedies in the instance that any of Sellers’ Representations are untrue, are limited to those set forth in Section 14.16:

(a) Each Seller is organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) Subject to Section 7.5 and Section 14.15, each Seller, acting through any of its duly empowered and authorized officers or members, has or at the Closing will have the full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of such Seller herein, and to perform its obligations hereunder; and no consent of any of Seller’s shareholders, equityholders, partners, directors, officers or members is required to so empower or authorize such Seller. Subject to Section 7.5 and Section 14.15 and the terms and conditions of the Mortgage Loan Documents, the execution, delivery and compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement to which such Seller is a party or by which Seller or its Property is otherwise bound.

(c) Subject to Section 7.5 and Section 14.15 and except with respect to the applicable Mortgage Lender’s Approvals, each Seller has all necessary approvals to execute and deliver this Agreement and perform its obligations hereunder, and no other authorization or approvals of governmental bodies will be necessary in order to such enable Seller to enter into or comply with the terms of this Agreement.

(d) Subject to Section 14.15, this Agreement and the other documents to be executed by each Seller hereunder, upon execution and delivery thereof by such Seller, will have been duly entered into by such Seller, and will constitute legal, valid and binding obligations of such Seller.

(e) There are no material leases, licenses, occupancy agreements or tenancies for any space at the Properties other than those set forth on Schedule 12.1(e) attached hereto. Seller has made available to Purchaser true, correct and complete copies of the Leases set forth on such Schedule 12.1(e) other than any modifications to any such Lease which do not alter any of the material terms, provisions, rights or obligations thereunder, including without limitation, the lease term, rental payments, renewal rights, purchase options, rights of first offer/refusal, co-tenancy rights, “going dark rights”, termination rights, landlord obligations with respect to tenant improvements (other than any such landlord obligations which have been satisfied by Seller) (any such modification, a “Non-Material Lease Amendment”), each of which shall be deemed to be included in the definition of “Leases” hereunder at Closing. Each such Lease (i) constitutes the entire agreement between Seller and the tenant thereunder (excluding any Non-Material Lease Amendment which may exist), (ii) is in full force and effect, and (iii) has not been amended, supplemented or otherwise modified except by any amendment, supplement or modification thereto set forth on Schedule 12.1(e) or by any Non-Material Lease Amendment.

(f) Attached hereto as Schedule 12.1(f) is a list of rent rolls for each of the Properties as of August 31, 2011 (each, a “Rent Roll” and collectively, the “Rent Rolls”). The Rent Rolls are the rent rolls Sellers utilize in connection with its operation and management of the Properties and are materially accurate, as of its date, with respect to the information contained therein.

(g) Attached hereto as Schedule 12.1(g) is a list, as of the Effective Date (to be updated by Sellers as of the Closing Date), of (x) the security deposits (whether in the form of cash, letter of credit or otherwise) under the Leases being held by the Sellers, including whether any such security deposit is being held in the form of a letter of credit, which is true and correct in all material respects and (y) the prepaid rents under the Leases. Seller has complied with the terms of the Leases and all applicable laws regarding the handling and application of such security deposits.

(h) Except as set forth on Schedule 12.1(h), no Seller is a party to any brokerage commission agreement or leasing commission agreement for which Purchaser will be liable after Closing and Purchaser shall not be liable with respect to any material Leasing Costs with respect to such brokerage commission agreements or leasing commission agreements other than the amounts set forth on Schedule 12.1(h).

(i) To Seller’s knowledge, except as set forth on Schedule 12.1(i), (i) no Seller has delivered written notice to any tenants, or received written notices alleging any landlord default, under Leases for space of at least 5,000 square feet and with remaining terms of at least one year (“Material Leases”) for any defaults under their respective Material Leases that remain uncured or alleging any uncured defaults under any of the Material Leases, (ii) there exists no default (or event, which with the passage of time or giving of notice would constitute a default) by any Seller under the Material Leases, a material default by any tenant thereunder and (iii) to Seller has not received a written notice from a tenant under a Material Lease that such tenant has an offset, counterclaim, or defense to its obligation to pay rent in accordance with the terms of such Material Lease;

(j) Attached hereto as Schedule 12.1(j) is a copy of an aging report dated as of the Effective Date with respect to each Property (each a “Delinquency Report”) used by Sellers in connection with Sellers’ operation of the Properties.

(k) No Seller has granted any options, rights of first refusal or similar rights to purchase its Property or any portion thereof, except as provided in Section 7.5 hereof, as otherwise contained in the Leases or the Pro Formas provided to Purchaser or as set forth in the Walmart Agreement.

(l) Except as set forth on Schedule 12.1(l), no Seller has received any written notice from any governmental body or agency of any material violation or alleged material violation of any zoning ordinance, land use law, building code or other law with respect to such Seller’s Property which has not been dismissed or cured.

(m) Except as set forth on Schedule 12.1(m), no Seller has received any written notice from any governmental body or agency of any pending or threatened material condemnation proceeding against such Seller’s Property or any formal notice of condemnation with respect to such Seller’s Property.

(n) To Seller’s Knowledge, Seller has provided or made available to Purchaser true, correct and complete copies of all environmental reports in its possession, provided, however, with respect to the DIM Properties, Seller has provided only true, correct and complete copies of reports ordered by or on behalf of Seller during EQY’s period of ownership of DIM (the “Provided Reports”). Other than as disclosed in the Provided Reports or in any environmental report ordered or obtained by or on behalf of Purchaser (all such reports, collectively with the Provided Reports, the “Existing Reports”), no Seller has received any written notice from any governmental body or agency of any material violation or alleged material violation of any applicable law with respect to Hazardous Materials (as hereinafter defined) on such Seller’s Property. “Hazardous Materials” shall mean any hazardous or toxic materials, substances or wastes, such as (a) substances defined as “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic waste,” “toxic pollutant,” “contaminant,” “toxic substances” or words of similar import in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Superfund Amendment and Reauthorization Act (commonly known as “SARA”), and/or the Hazardous Materials Transportation Act (49 USC Section 1801, et seq.), or any other federal, state or county legislation or ordinances applicable, as any of such acts, legislation or ordinances are amended from time to; (b) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any state or local governmental authority or any agency of the United States of America; and (c) asbestos, petroleum and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and freon and other chlorofluorocarbons (collectively, “Environmental Laws”). To Seller’s Knowledge, except as disclosed in the Existing Reports, as of the Effective Date there is no material violation of any Environmental Laws at or relating to the Properties.

(o) No Seller has (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of any of its assets; or (iv) suffered the attachment or other judicial seizure of any of its assets.

(p) Each Seller (which for this purpose includes its partners, members, principal stockholders and any other constituent entities) (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf > or at any replacement website or other replacement official publication of such list and (ii) is currently in compliance with and will at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(q) Except as set forth on Schedule 12.1(q), there is no pending litigation and to Seller’s knowledge, no litigation threatened in writing, involving such Seller or such Seller’s Property which if determined adversely would prohibit the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of such Seller’s obligations or covenants to Purchaser pursuant to this Agreement.

(r) Except as reflected in the Pro Formas or set forth on Schedule 12.1(r), no Seller has received any written notice of a special tax or assessment to be levied or assessed with respect to its Property after the Effective Date, and to each Seller’s knowledge, no such special taxes or assessments are contemplated.

(s) Schedule 12.1(s) attached hereto and incorporated herein contains a list of all material Service Agreements existing as of the date hereof, including all amendments and modifications thereto other than any such amendments or modifications that do not modify any material term of any such material Service Agreement (any such amendment or modification, a “Non-Material Service Contract Amendment”, each of which, to the extent the same relates to any Assumed Service Contract, shall be deemed included in the definition of “Assumed Service Contracts” at Closing) in connection with the Property and such list is true and correct in all material respects. Seller has made available to Purchaser true and correct copies of all material Service Agreements to be assumed by Purchaser at Closing, other than copies of any Non-Material Service Contract Amendments which may exist.

(t) Except as set forth on Schedule 12.1(t) attached hereto, as of the Effective Date, Seller has not received or delivered any written notice of any material defaults by Seller under any “reciprocal easement agreements,” “operating covenants” or other similar agreements reflected in the Pro Formas (each an “REA”) which remain uncured.

(u) Schedule 12.1(u-1) contains a true and complete list of all of the Loan Agreements together with all of the material loan documents relating to the Assumed Mortgage Loans (collectively, the “Assumed Loan Documents”). The Assumed Loan Documents have not been amended, supplemented or otherwise modified except as (i) shown on such Schedule 12.1(u-1) or (ii) as amended, supplemented or modified by any agreement or amendments not disclosed on Schedule 12.1(u-1) which do not amend or modify any of the material terms or provisions thereof or the material rights or obligations thereunder (other than any such obligations which have been performed or satisfied in full), including, without limitation, the maturity date, the interest rate, required amortization, prepayment provisions, financial covenants, transfer restrictions or any recourse liabilities under the Assumed Loan Documents (any such agreement or amendment, a “Non-Material Loan Amendment”, each of which shall be deemed to be included in the definition of the “Assumed Loan Documents” at Closing). True and correct copies of the Assumed Loan Documents (excluding any Non-Material Loan Amendments) have been provided to Purchaser. The outstanding principal amount of each such Assumed Mortgage Loans as of August 31,2011 is set forth on Exhibit E. All interest and other amounts that are currently due and payable on such Assumed Mortgage Loans have been paid in full other than any such interest or other amounts which are due and payable or alleged to be due and payable as a result of the Disclosed Prior Transactions, and except as set forth on Schedule 12.1(u-2), Sellers have not received any written notice of default or acceleration from any Mortgage Lender Party other than any such written notice of default with respect to the Disclosed Prior Transactions. To Seller’s knowledge, the applicable Seller is not in default of any of its material obligations with respect to the Assumed Mortgage Loans.

(v) Seller has provided to Purchaser a true, correct and complete copy of the Walmart Agreement and it has not been amended as of the Effective Date. Seller has not received or delivered any written notice of default with respect to the Walmart Agreement. Seller is not in default under the Walmart Agreement, the representations and warranties of Seller under the Walmart Agreement are true and correct in all material respects and to Seller’s knowledge Walmart is not in default under the Walmart Agreement.

12.2 Definition of Each Seller’s Knowledge. Any representation made “to each Seller’s knowledge” will not be deemed to imply any duty of inquiry except as expressly set forth herein. For purposes of this Agreement, the term Seller’s “knowledge” means the actual knowledge (and not constructive, imputed or implied) of the Designated Representative of Sellers without having made any inquiry or investigation other than an inquiry of the regional managers for the Properties, and will not be construed to refer to the knowledge of any other officer, director, agent, employee or representative of such Seller, or any affiliate of such Seller, or to impose upon such Designated Representative any duty to investigate the matter (except the foregoing duty of inquiry) to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability. As used herein, the term “Designated Representative of Sellers” refers to Arthur Gallagher, Andy Drasites, Robert Mitzel and Jeffrey Olson.

12.3 Purchaser’s Representations, Warranties, and Covenants. For the purpose of inducing Sellers to enter into this Agreement and to consummate the sale and purchase of the Properties in accordance herewith, Purchaser represents, warrants and covenants to and with Sellers the following as of the Effective Date and as of the Closing Date:

(a) Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its organization.

(b) Purchaser, acting through any of its duly empowered and authorized officers or members, has all necessary entity power and authority to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members is required to so empower or authorize Purchaser. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement to which Purchaser is a party or by which Purchaser is otherwise bound.

(c) No pending or, to the knowledge of Purchaser, threatened litigation involving Purchaser exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Sellers.

(d) Other than Sellers’ Representations, and the representations and warranties made by Seller in Closing Documents, Purchaser has not relied on any representation or warranty made by Sellers or any representative of Sellers in connection with this Agreement and the acquisition of the Properties.

(e) Purchaser (which for this purpose includes its partners, members, principal stockholders and any other constituent entities) (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/offices/enforcement/ofac/sdn/t11 sdn.pdf > or at any replacement website or other replacement official publication of such list; (ii) is currently in compliance with and will at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) has not used and will not use funds from illegal activities for any portion of the Purchase Price, including the Deposit.

12.4 Definition of Purchaser’s Knowledge. Any representation made “to Purchaser’s knowledge” will not be deemed to imply any duty of inquiry except as expressly set forth herein. For purposes of this Agreement, the term “Purchaser’s knowledge” means the actual knowledge of the Designated Representative of Purchaser, and will not be construed to refer to the knowledge of any other officer, director, agent, employee or representative of Purchaser, or any affiliate of Purchaser, or to impose upon such Designated Representative of Purchaser any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative of Purchaser any individual personal liability. As used herein, the term “Designated Representative of Purchaser” refers to Nadeem Meghji, A.J. Agarwal, Dean Bernstein, Charlie Carver, Mark Worley, Mike Carroll and Steven Siegel.

ARTICLE XIII

ESCROW PROVISIONS

13.1 The Deposit and Any Other Sums. The Cash Deposit and any other sums (including without limitation, any interest earned thereon) which the parties agree shall be held in escrow (collectively “Escrow Funds”), shall be held by Escrow Agent, in trust and disposed of only in accordance with the following provisions:

(a) Escrow Agent hereby agrees to hold, administer, and disburse the Escrow Funds pursuant to this Agreement. Escrow Agent shall invest such Escrow Funds in a segregated, interest-bearing account at Wachovia Bank of Georgia. In the event any interest or other income shall be earned on such Escrow Funds, such interest or other income shall become a part of the Escrow Funds and will be the property of the party entitled to the Deposit pursuant to this Agreement. Purchaser shall be treated as the owner of the Escrow Funds to the extent held by the Escrow Agent, and all interest and earnings from the investment and reinvestment of the Escrow Funds held by the Escrow Agent, or any portion thereof, shall be included in the gross income of Purchaser in accordance with the principles of Proposed Treasury Regulation Section 1.468B-8. If and to the extent any amount of the Escrow Funds is distributed to any Seller, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code. Escrow Agent shall take the actions specified in Section 3.3 at the times specified therein with respect to any portion of the Deposit delivered in the form of a letter of credit.

(b) At such time as Escrow Agent receives written notice from either Purchaser or Sellers, or both, setting forth the identity of the party to whom such Escrow Funds (or portions thereof) are to be disbursed and further setting forth the specific section or paragraph of the Agreement pursuant to which the disbursement of such Escrow Funds (or portions thereof) is being requested, Escrow Agent shall disburse such Escrow Funds pursuant to such notice; provided, however, that if such notice is given by either Purchaser or Sellers but not both, Escrow Agent shall (i) promptly notify the other party (either Purchaser or Sellers as the case may be) that Escrow Agent has received a request for disbursement, and (ii) withhold disbursement of such Escrow Funds for a period of ten (10) days after the other party’s receipt of such notice of disbursement from Escrow Agent and if Escrow Agent receives written notice from either Purchaser or Sellers within said ten (10) day period which notice countermands the earlier notice of disbursement, then Escrow Agent shall withhold such disbursement until both Purchaser and Sellers can agree upon a disbursement of such Escrow Funds. Purchaser and Sellers hereby agree to send to the other, pursuant to Section 14.6 below, a duplicate copy of any written notice sent to Escrow Agent and requesting any such disbursement or countermanding a request for disbursement.

(c) In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses, except for gross negligence, willful misconduct or breach of trust, and it shall accordingly not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its legal counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent under this Agreement, or (ii) any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement. If Escrow Agent, acting reasonably, is in doubt as to whether a disbursement may be made hereunder, Escrow Agent shall be entitled to withhold disbursement until it is in receipt of joint instructions from Purchaser and Seller or a final non-appealable court order directing disbursement.

(d) Notwithstanding the provisions of Section 13.1(b) above, in the event that Escrow Agent has not disbursed the Escrow Funds on or before ten (10) days after the Closing Date or in the event of a dispute between Purchaser and Sellers which is sufficient as determined by Escrow Agent, in its sole discretion, to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction the Escrow Funds, together with such legal pleadings as it may deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in a federal or state court in the City and County of New York, New York or, if is such courts do not have jurisdiction as to the parties or matters involved then such court as Escrow Agent shall determine to have jurisdiction thereof.

(e) Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent and shall hold the Escrow Funds in escrow and shall disburse the Escrow Funds pursuant to the provisions of this Article XIII. A copy of the fully executed Agreement shall be delivered to both parties hereto. Promptly upon Escrow Agent’s receipt of the full amount of the Cash Deposit from Purchaser, Escrow Agent shall provide written confirmation thereof to Purchaser and Seller.

ARTICLE XIV

GENERAL PROVISIONS

14.1 No Agreement Lien. In no event will Purchaser have a lien against the Properties by reason of any deposits made under this Agreement or expenses incurred in connection therewith and Purchaser waives any right that it might have to so lien the Properties.

14.2 Confidentiality.

(a) Reference is made to that certain confidentiality agreement (the “Confidentiality Agreement”) dated as of June 2, 2011 between Blackstone Real Estate Advisors, a Delaware limited partnership and EQY with respect to certain information provided to Purchaser with respect to the Properties. The Confidentiality Agreement is hereby incorporated by reference and, for the avoidance of doubt, the parties hereby acknowledge that such Agreement shall survive any termination of this Agreement or the closing of the transaction in accordance with the terms hereof. Purchaser and its representatives further hereby agree to hold in strictest confidence all data and information obtained with respect to the Properties and its ownership, operation and management, whether obtained before or after the execution and delivery of this Agreement, and shall not use such data or information for purposes unrelated to this Agreement or disclose the same to others except as expressly permitted hereunder. The preceding sentence shall not be construed to prevent Purchaser from disclosing information: (a) to its employees, officers, directors, trustees, shareholders, members, partners, representatives, consultants, agents, servants, attorneys, affiliates, parent and subsidiaries, and to potential lenders and partners of the foregoing, to perform their designated tasks in connection with Purchaser’s inspection and financing of the acquisition of the Properties; (b) published or which becomes publicly available through no fault of either Purchaser or Seller; (c) rightfully received from a third party; (d) as is required to be disclosed by law; or (e) necessary or appropriate in connection with the Loan Assumptions. In the event this Agreement is terminated, Purchaser shall promptly return to the applicable Seller all of the Property Documents relating to the Properties for which this Agreement was terminated, and any other statements, documents, schedules, exhibits or other written information obtained from Seller relating thereto. Nothing herein shall be construed as prohibiting Seller from pursuing any available remedy at law or in equity for a breach or threatened breach of this Section 14.2.

(b) The Purchaser and Seller acknowledge and agree that (a) no press release or other public announcement with respect to this Agreement or any of the transactions contemplated hereby shall be issued by or on behalf of the Purchaser or Seller of any of their affiliates unless the issuing party shall have provided a copy of any such press release or public announcement to the other party hereunder prior to the issuance thereof with an opportunity to provide any reasonable comments thereto and (b) upon the execution and delivery of this Agreement by the parties hereto, Sellers and Purchaser shall jointly issue a press release in the form attached hereto as Exhibit V.

(c) Notwithstanding any provision of this Section 14.2 to the contrary, Purchaser acknowledges and agrees that Seller shall be entitled to disclose to the holder of each of the Existing Options all such information with respect to this Agreement and the transactions contemplated hereby as may be required pursuant to the applicable Lease or other instrument or agreement creating or governing each such Existing Option, as determined by Seller in its reasonable discretion, and Seller shall have no liability hereunder with respect to any such disclosure.

(d) The Purchaser and Seller acknowledge and agree that prior to disclosing the Exhibits to this Agreement to any third parties, the reasonable approval of the other party shall be required (which approval may be conditioned upon the redaction of certain information); provided, however that nothing herein shall limit either party’s ability to disclose the Exhibits to this Agreement to the extent required by law, rule, regulation or order, and no such disclosure shall require the approval of the other party.

14.3 Headings. The captions and headings herein are for convenience and reference only and in no way define, describe or limit the scope, content or intent of this Agreement or in any way affect its provisions.

14.4 Brokers. Sellers and Purchaser agree that parties did not negotiate with any brokers in connection with the sale and purchase of the Properties other than Lazard. Sellers shall be responsible for the payment of any commissions, fees or other amounts owed to Lazard Frères & Co. LLC pursuant to a separate agreement between Lazard and Sellers. Sellers agree to indemnify and hold Purchaser harmless from any claims for nonpayment by Lazard and any claims of any other party claiming a commission due it by reason of an agreement with Sellers. Purchaser agrees to indemnify and hold Sellers harmless from the claims of any other party claiming a commission due it by reason of an agreement with Purchaser. The provisions of this Section will survive the Closing and the delivery of the Deeds or termination of this Agreement.

14.5 Modifications. This Agreement may not be modified in any respect except by an instrument in writing and duly signed by the parties hereto. The parties agree that this Agreement contains all of the terms and conditions of the understanding between the parties hereto and that there are no oral understandings whatsoever between them.

14.6 Notices. All notices, consents, approvals, acceptances, demands, waivers and other communications (“Notice”) required or permitted hereunder must be in writing and must be sent by (i) personal delivery, (ii) for next day delivery by nationally recognized overnight delivery service that provides evidence of the date of delivery, or (iii) facsimile (with duplicate delivery to follow by either of the methods in the foregoing clauses (i) or (ii)), in any case with all charges prepaid, addressed to the appropriate party at its address listed below.

To Sellers:	Equity One, Inc.
410 Park Avenue
New York, New York 10022
Attention: Thomas Caputo
Facsimile: (212) 247-0088

With copies to:	Equity One, Inc.
1600 NE Miami Gardens Drive
North Miami Beach, Florida 33179
Attention: Arthur L. Gallagher, Esq.
Facsimile: (305) 947-1734

and

Equity One, Inc.
410 Park Avenue
New York, New York 10022
Attention: Aaron Kitlowski
Facsimile: (212) 247-0088

and

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, Massachusetts 02109-2881
Attention: Andrew C. Sucoff, Esq.
Facsimile: (617) 227-8591

To Purchaser:	c/o BRE Southeast Retail Holdings LLC
345 Park Avenue
New York, NY 10154
Attention: Nadeem Meghji
Facsimile: (212) 583-5293

With a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Erik Quarfordt, Esq.
Facsimile No.: (212) 455-2459

To Escrow Agent:	Fidelity National Title Insurance Company
200 Galleria Parkway SE, Suite 2060
Atlanta, Georgia 30339
Attention: Lee Ann Branch

All Notices given in accordance with this Section will be deemed to have been received on the date delivered if by personal delivery or facsimile (provided that such delivery by facsimile is followed by delivery by either of the other methods in the foregoing clauses (i) or (ii)) or one (1) business day after having been deposited with a nationally recognized overnight delivery service, if sent by overnight delivery, or on the date delivery is refused, as indicated on the return receipt or the delivery records of the delivery service, as applicable. Notices given by counsel to a party in accordance with the above shall be deemed given by such party.

14.7 Assignment. Except as expressly set forth below, Purchaser will not assign this Agreement or its rights hereunder without Sellers’ prior written consent, which may be withheld in Sellers’ sole and absolute discretion, and any attempted assignment or transfer without Sellers’ consent will be null and void ab initio and of no effect. Notwithstanding the foregoing, Purchaser may assign this Agreement (without any requirement that consent of Sellers be obtained) to one or more newly-formed Affiliated Entities and designate such entities to take title to a Property as Purchaser at Closing, subject to the following conditions: (a) each such assignment shall be effective on or before the Closing Date, (b) each such assignment shall be to Affiliated Entities created for the purpose of purchasing the Properties and effecting the Loan Assumptions with respect to the Properties, (c) each such assignment shall be on the form attached hereto as Exhibit W, and provides for the assumption, for the benefit of Sellers as third-party beneficiaries, of all of Purchaser’s obligations under this Agreement with respect to such Property, (d) each such assignee shall have assumed any and all obligations and liabilities of Purchaser with respect to such assignee’s Property under this Agreement, but, notwithstanding such assumption, Purchaser shall continue to be liable hereunder with respect to its obligations under this Agreement relating to such Property, and (e) Purchaser shall provide Sellers, at least five (5) business days’ prior to the Closing Date, with written notice of such assignment and executed copies of such assignment and, upon request, reasonable evidence of Purchaser’s compliance with this Section 14.7. “Affiliated Entities” shall mean entities controlling, controlled by or under common control with the Purchaser named herein, or entities controlled directly or indirectly by Blackstone Real Estate Partners VII L.P. or its affiliated partnerships commonly known as Blackstone Real Estate Partners VII (“BREP VII”). Notwithstanding the foregoing, Purchaser shall be permitted to assign this Agreement or portions thereof relating to one or more Properties (without any requirement that consent of Sellers be obtained) to any entity (or entities) which is (or are) directly or indirectly wholly owned by BREP VII, provided, however, that in the event of any such assignment pursuant to this sentence, such assignee shall subsequently cause such interest in this Agreement to be assigned to an Affiliated Entity meeting the criteria of this Section 14.7. Any assignment which fails to meet the criteria of this Section 14.7 or to which Sellers have not otherwise consented shall be void and of no force or effect. Purchaser shall deliver to Sellers prior to Closing, and as a condition to the effectiveness of any such assignment, such supporting evidence of the foregoing as is reasonably required by Sellers.

14.8 Further Assurances. Purchaser and Sellers hereby agree, from time to time, to (a) complete, execute and deliver to the appropriate governmental authorities any returns, affidavits or other instruments that may be required with respect to any transfer, gains, sales, stamps and similar taxes, if any, arising out of this transaction and (b) complete, execute and deliver such reasonable documents and instruments and to take such reasonable actions as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement; provided, however, that nothing in this Section 14.8 shall be deemed to modify the conditions precedent to the performance of the respective obligations of Purchaser and Sellers hereunder to consummate the transactions contemplated hereby. The provisions of this Section 14.8 shall survive the Closing and the delivery of the Deed.

14.9 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

14.10 Offer Only. This Agreement will not constitute a binding agreement by and between the parties hereto until such time as this Agreement has been duly executed and delivered by each party hereto and the Guaranty shall have been executed and delivered to Seller by the Deposit Guarantor. Any failure by Purchaser to deposit the full amount of the Cash Deposit with Escrow Agent as and when required by Section 3.1 hereof, shall constitute a default by Purchaser pursuant to this Agreement.

14.11 Counterparts. This Agreement may be executed in counterparts, each of which, when taken together shall constitute fully executed originals.

14.12 E-mail or PDF Signatures. Signatures to this Agreement transmitted by e-mail or PDF shall be valid and effective to bind the party so signing provided that a copy of the electronic mail or PDF also is sent to the intended addressee by one of the means described in either of clauses (i) or (ii) of Section 14.6 above, in any case with all charges prepaid, addressed to the appropriate party at its address provided herein.

14.13 Severability. If any portion of this Agreement becomes or is held to be illegal, null or void or against public policy, for any reason, the remaining portions of this Agreement will not be affected thereby and will remain in force and effect to the fullest extent permissible by law.

14.14 No Waiver. No waiver by Purchaser or Sellers of a breach of any of the terms, covenants or conditions of this Agreement by the other party will be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default by Purchaser or Sellers under this Agreement will be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver. The consent or approval by Purchaser or Sellers to or of any act by the other party requiring the consent or approval of the first party will not be deemed to waive or render unnecessary such party’s consent or approval to or of any subsequent similar acts by the other party.

14.15 DIM Approvals. Sellers have not received the required approvals of the supervisory board and shareholders of DIM (collectively, the “DIM Approvals”) for the consummation of the transaction contemplated by this Agreement. Sellers’ obligation to consummate the transactions contemplated by this Agreement is subject to receipt of the DIM Approvals. Notwithstanding the foregoing, Equity One, Inc. (“EQY”) and its wholly owned subsidiary South East U.S. Holdings (“EQY Shareholder”) each hereby (i) represents that (A) EQY indirectly owns more than ninety-seven percent (97%) of the beneficial interest in DIM through EQY Shareholder and has the right, power and authority to cause the meeting of each the supervisory board and the shareholders required in order to obtain the DIM Approvals (together, the “Required Meetings”), (B) the only actions or conditions necessary for the DIM Approvals to be obtained are the adjournment of each of the Required Meetings, the majority vote of the members of the supervisory board of DIM, and the vote of the holders of a majority of the beneficial interests in DIM, and (C) the holders of the beneficial interests in DIM which are not owned, directly or indirectly, by EQY, have no veto rights, blocking rights or special approval rights with respect to the applicable DIM Approval, and (ii) commits, covenants and agrees to (A) cause the Required Meetings to occur within thirty (30) days following the Effective Date, (B) to vote all of its beneficial interests in DIM in favor of the transaction contemplated by this Agreement at the meeting of the shareholders, (C) to cause the members of the supervisory board which were appointed by EQY or EQY Shareholder to vote in favor of the transaction contemplated by this Agreement at the meeting of the supervisory board, (D) to not sell or transfer its beneficial interests in DIM prior such time as the DIM Approvals are obtained and (E) EQY Shareholder shall not call a meeting with respect to any other sale transaction with the respect to all or any portion of the Properties or vote in favor of such transaction. In the event that the DIM Approvals are not obtained on or before the date which is ten (10) business days after the later to occur of the Required Meetings, (i) EQY shall reimburse Purchaser for its actual and documented out-of-pocket costs and expenses incurred in connection with its investigation of the Property and the transactions contemplated by this Agreement, up to a maximum amount of $2,500,000 and (ii) if the DIM Properties are sold within six (6) months following the termination of this Agreement, EQY shall pay Purchaser a fee of $5,000,000. The obligations of EQY under clause (ii) of the immediately preceding sentence shall survive the termination of this Agreement.

14.16 Limitation of Liability. If Purchaser becomes aware after Closing of any breach and/or violation of any of the Sellers’ representations, warranties, covenants or obligations set forth herein for which Sellers would or could become liable to Purchaser hereunder and Purchaser timely commences any action(s) to enforce any such alleged breach and/or violation or to enforce any other claims for liability against Sellers, and, notwithstanding any provision to the contrary contained herein or in any document executed by Sellers pursuant hereto or in connection herewith, in no event shall Sellers be liable for any special, consequential, speculative, punitive or similar damages, nor shall Sellers’ liability in any such event or events exceed in the aggregate an amount equal to the Materiality Threshold, as the same shall be reduced by the amount of any credits or payments to Purchaser at the Closing pursuant to Section 11.2(a) (the “Seller’s Maximum Liability”), and no claim by Purchaser may be made and Sellers shall not be liable for any judgment in any action based upon any such claim unless and until Purchaser’s claims are for an aggregate amount in excess of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) (as such amount may be reduced by the amount of any Uncredited Purchaser’s Losses, the “Liability Basket”), in which event the Sellers’ liability respecting any final judgment concurring such claim(s) shall be for the entire amount thereof, subject to Seller’s Maximum Liability. Sellers hereby covenant and agree that they shall each remain in existence and not dissolve during the Survival Period (as hereinafter defined). The provisions of this Section 14.16 will survive the Closing and the delivery of the Deeds.

14.17 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.18 Successors and Assigns. Subject to the limitations set forth elsewhere in this Agreement, each and all of the covenants and conditions of this Agreement will inure to the benefit of and will be binding upon the successors-in-interest, assigns, and representatives of the parties hereto. As used in the foregoing, “successors” refers to the successors to all or substantially all of the assets of parties hereto and to their successors by merger or consolidation.

14.19 No Partnership or Joint Venture. Sellers or Purchaser will not, by virtue of this Agreement, in any way or for any reason be deemed to have become a partner of the other in the conduct of its business or otherwise, or a joint venturer. In addition, by virtue of this Agreement there shall not be deemed to have occurred a merger of any joint enterprise between Purchaser and Sellers.

14.20 No Recordation. Sellers and Purchaser each agree that neither this Agreement nor any memorandum or notice hereof shall be recorded, except that Purchaser may file a notice of pendency, lis pendens or other instrument against the Properties or any portion thereof in connection with any action for specific performance filed by Purchaser pursuant to the terms of this Agreement.

14.21 Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Sellers, in connection with the Transaction. Escrow Agent is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(a) Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b) Sellers and Purchaser shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c) Escrow Agent hereby requests Sellers to furnish to Escrow Agent Sellers’ correct taxpayer identification numbers. Sellers acknowledge that any failure by Sellers to provide Escrow Agent with Sellers’ correct taxpayer identification numbers may subject Sellers to civil or criminal penalties imposed by law. Accordingly, Sellers hereby certify to Escrow Agent, under penalties of perjury, that Sellers’ correct taxpayer identification numbers are as set forth opposite Sellers’ signature to this Agreement.

(d) Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

The provisions of this Section 14.21 will survive the Closing and the delivery of the Deeds.

14.22 1031 Exchanges.

(a) Purchaser agrees that, at Sellers’ sole election, this transaction or any portion thereof may be structured as one or more separate exchanges (including deferred exchanges) of like-kind properties under Section 1031 of the Code, and the regulations and proposed regulations thereunder, provided that (i) Sellers shall effect each exchange through (A) an assignment of this Agreement or rights under this Agreement (in form and substance reasonably satisfactory to Purchaser and Seller of the applicable Property) to a “qualified intermediary” (within the meaning of Treasury Regulations Section 1.1031(k)-1), which assignment shall be executed and delivered on or before the Closing and/or (B) the transfer of one or more of the properties listed on Schedule 14.22 to an “exchange accommodation titleholder” within the meaning of Revenue Procedure 2000-37, 2000-2 C.B. 308, (ii) the Closing shall not be delayed by reason of any exchange nor shall the consummation or accomplishment of any exchange be a condition precedent or condition subsequent to Sellers’ obligations under this Agreement; (iii) Purchaser shall not be required to acquire or hold title to any real property for purposes of consummating any such exchange; (iv) Purchaser shall not be required to take an assignment of the purchase agreement for the replacement property; (v) Sellers shall pay any additional costs that would not otherwise have been incurred by Purchaser had Sellers not consummated the sale through an exchange; and (vi) Sellers shall, and hereby do, fully indemnify, defend, and hold harmless Purchaser from, any loss, cost, damages, liability, claim, proceeding, cause of action, or expense (including reasonable attorneys’ fees, expenses, and disbursements) of any kind or nature whatsoever arising out of, connected with, or in any manner related to such exchange that would not otherwise have been incurred by the Purchaser had the Sellers not consummated such sale through an exchange under Section 1031 of the Code. Purchaser shall not by this Agreement or acquiescence to any exchange (a) have its rights under this Agreement affected or diminished in any manner or (b) be responsible for compliance with, or be deemed to have warranted to any Seller that such exchange in fact complies with, Section 1031 of the Code. Purchaser agrees that if any Seller wishes to make such election, it must do so prior to the Closing Date. If any Seller so elects, the Purchaser shall reasonably cooperate, including amending this agreement as may be helpful or necessary to facilitate such exchanges.

(b) The parties acknowledge that it is EQY’s current intention to effect an exchange under Section 1031 of the Code of the Properties listed on Schedule 14.22 whereby the Chicago Deferred Exchange Company (“CDEC”), acting as a “qualified intermediary” (within the meaning of Treasury Regulations Section 1.1031(k)-1), will acquire legal title to such Properties prior to the Closing will deliver such legal title as agent of Sellers to Purchaser at Closing. CDEC hereby agrees to act as a qualified intermediary with respect to the Properties set forth on Schedule 14.22, as such Schedule may be amended as permitted under this Section 14.22(b). The list of Properties set forth on Schedule 14.22 may be modified as necessary prior to Closing to reflect the elimination of any Property from this Agreement or the addition or elimination of any Property at EQY’s election. The assignment and exchange referred to in this Section 14.22(b) shall be subject to the requirements set forth in Section 14.22(a) but shall not limit any party’s rights under Section 14.22(a).

14.23 Survival. Except as expressly set forth herein, each of Seller’s and Purchaser’s respective covenants, indemnities, warranties and representations contained in this Agreement shall survive the Closing for a period of twelve (12) months (the “Survival Period”). It is expressly agreed that any action, suit or proceeding with respect to the truth, accuracy or completeness of all representations and warranties in this Agreement shall be commenced, if at all, on or before the end of the Survival Period and, if not commenced on or before such date, thereafter will be void and of no force or effect. The provisions of this Section 14.23 will survive the Closing and the delivery of the Deeds and/or termination of this Agreement. The Survival Period referred to herein shall apply to known as well as unknown breaches of such covenants, indemnities, warranties or representations. Purchaser’s waiver and release set forth in Section 1.6 shall apply fully to liabilities under such covenants, indemnities, representations and warranties and is hereby incorporated by this reference. Purchaser specifically acknowledges that such termination of liability represents a material element of the consideration to Sellers. The limitation as to Sellers’ and Purchaser’s liability in this Section 14.23 does not apply to liability with respect to prorations and adjustments under Article X and its indemnification obligations under Section 14.22.

Notwithstanding any contrary provision of this Agreement, if any Seller becomes aware during the pendency of this Agreement prior to Closing of any matters which make any of its representations or warranties untrue, Sellers shall promptly disclose such matters to Purchaser in writing. In the event that Sellers so disclose any matters which make any Sellers’ Representations untrue, or in the event that a Designated Representative of Purchaser otherwise obtains actual knowledge, in each case during the pendency of this Agreement, or otherwise has actual knowledge as of the Effective Date, of any matters which make any of Sellers’ Representations untrue, Sellers shall bear no liability for such matters except to the extent expressly set forth in Section 11.2 hereof (provided that such untruth was not the result of a knowing (applying the knowledge standards of Section 12.2 hereof) misrepresentation by Sellers when made.

14.24 Exclusivity. Seller agrees that neither Seller nor any agent, partner or subsidiary or affiliate of Seller, shall be permitted to directly or indirectly, solicit or initiate any inquiries with respect to the making of any proposals or offers from, negotiate with, provide any confidential information or data to any third party involving the sale, joint venture, financing, recapitalization, restructuring, disposition or other transaction with respect to all or any portion of the Properties; provided, however, in no event shall the foregoing prohibit or limit any such actions by EQY or DIM in connection with a sale of interests in EQY or DIM, a sale or financing of all or substantially all of EQY’s or DIM’s assets or a merger or similar transaction involving EQY or DIM, in each case, subject to the terms hereof (collectively, the “Permitted Transactions”). Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing other than any Permitted Transactions (including, without limitation, the Proposed DRA Transaction).

ARTICLE XV

JOINDER OF EQY

EQY is executing this Agreement solely for the purposes specified in this Article XV. From and after the Closing Date, EQY hereby guarantees to Purchaser the due and punctual payment and performance of the Seller’s obligations under Section 14.16 and Article X.

The terms of this Article XV and EQY’s obligations hereunder are a continuing and irrevocable obligation of EQY and shall remain in full force until payment, performance and/or observation in full of the obligations hereunder. EQY’s guaranty and liability under this Article XV are absolute and unconditional and shall not be affected, released, terminated, discharged or impaired, in whole or in part, by any or all of the following: (i) any amendment or modification of the terms of this Agreement; (ii) any failure or delay of any of Purchaser to exercise, or any lack of diligence in exercising, any right or remedy with respect to this; (iii) any dealings or transactions between Purchaser and any of Seller or any of their affiliates relating to this Agreement, whether or not EQY shall be a party to or cognizant of the same; (iv) any guaranty now or hereafter executed by EQY or its affiliates or the release of EQY or its affiliates thereunder or the failure of any other party to assume liability for the payment in connection with this Agreement, whether by operation of law or otherwise; (v) Purchaser’s consent to any assignment or successive assignments of this Agreement; (vi) the failure to give Seller notice of any breach of this Agreement; and/or (vii) any other circumstance which might constitute a legal or equitable discharge or defense available to EQY, whether similar or dissimilar to the foregoing (including any bankruptcy of any Seller), other than the defense of (a) payment and performance or (b) the claim against the Seller is not due and owing under the terms of this Agreement or that Seller has performed (it being understood and agreed that Purchaser will only be required to litigate the existence of the same or similar defenses raised by both Seller and EQY in one action or proceeding). EQY expressly waives the following: (i) notice of acceptance of this Agreement; (ii) any requirement of promptness, diligence, presentment, protest, notice of dishonor, notice of demand and notice of acceptance; (iii) the right to trial by jury in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to its obligations under this Article XV, or the interpretation, breach or enforcement of such obligations; and (iv) all rights of subrogation and any other claims that it may now or hereafter acquire against Seller or any insider that arise from the existence, payment, performance or enforcement of EQY’s obligations under this Article XV until such time as EQY’s obligations under this Article XV are performed and paid in full. EQY’s guaranty under this Article XV is a present guaranty of payment and performance and not of collection.

EQY hereby represents, warrants and certifies to Purchaser as follows: (i) the execution, delivery and performance under this Article XV by EQY will not violate any provision of any law, regulation, order or decree of any Governmental Authority, bureau or agency or of any court binding on EQY, or of any contract, undertaking or agreement to which EQY is a party or which is binding on EQY, or of any contract, undertaking or agreement to which EQY is a party or which is binding upon or any of its property or assets, (ii) the Agreement, with respect to this Article XV, has been duly authorized, executed and delivered by EQY and constitutes a legal, valid and binding obligation of EQY, enforceable against EQY in accordance with its terms, subject as to enforcement of remedies to any applicable bankruptcy, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and doctrines of equity affecting the availability of specific enforcement as a remedy; and (iii) all necessary resolutions, consents, licenses, approvals and authorizations of any Person required in connection with the execution, delivery and performance of this Article XV have been duly obtained and are in full force and effect.

[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, as of the Effective Date.

DIM VASTGOED N.V., a Dutch limited liability company

By:	/s/ Arthur Gallagher
Name: Arthur Gallagher
Title: Managing Director

DIM-WHITAKER SQUARE LIMITED PARTNERSHIP

By: DIM-Whitaker Square LLC, a Florida limited liability company, its general partner

By: DIM Vastgoed, N.V., a Dutch limited liability company, its sole member

By:	/s/ Arthur Gallagher
Name: Arthur Gallagher
Title: Managing Director

DIM-GOVERNORS TOWN SQUARE LIMITED PARTNERSHIP, a Florida limited partnership

By:	DIM-Governors Town Square, LLC, its general partner

By:	DIM Vastgoed, N.V., a Dutch limited liability company, its sole member

By:	/s/ Arthur Gallagher
Name: Arthur Gallagher
Title: Managing Director

EQUITY ONE, INC., a Maryland corporation

By:	/s/ Jeffrey S. Olson
Name: Jeffrey S. Olson
Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

EQUITY ONE (FLORIDA PORTFOLIO) INC., a Florida corporation

By:	/s/ Jeffrey S. Olson
Name: Jeffrey S. Olson
Title: Chief Executive Officer

EQUITY ONE (MIDPOINT) INC., a Florida corporation

By:	/s/ Jeffrey S. Olson
Name: Jeffrey S. Olson
Title: Chief Executive Officer

EQUITY ONE (SOUTHEAST PORTFOLIO) INC., a Georgia corporation

By:	/s/ Jeffrey S. Olson
Name: Jeffrey S. Olson
Title: Chief Executive Officer

EQUITY ONE (BELFAIR) INC., a South Carolina corporation

By:	/s/ Jeffrey S. Olson
Name: Jeffrey S. Olson
Title: Chief Executive Officer

MARCO TOWN CENTER, INC., a Florida corporation

By:	/s/ Jeffrey S. Olson
Name: Jeffrey S. Olson
Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

IRT PARTNERS L.P., a Georgia limited partnership

By: Equity One, Inc., a Maryland corporation and its general partner

By:	/s/ Jeffrey S. Olson
Name: Jeffrey S. Olson
Title: Chief Executive Officer

IRT CAPITAL CORPORATION II, a Georgia corporation

By:	/s/ Jeffrey S. Olson
Name: Jeffrey S. Olson
Title: Chief Executive Officer

UIRT – LAKE ST. CHARLES, LLC, a Florida limited liability company

By:	/s/ Jeffrey S. Olson
Name: Jeffrey S. Olson
Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

PURCHASER:

BRE SOUTHEAST RETAIL HOLDINGS LLC, a Delaware limited liability company

By:	/s/ A.J. Agarwal
Name: A.J. Agarwal
Title: Senior Managing Director

DEPOSIT GUARANTOR, solely to reflect Guarantor’s Agreement with the terms and provisions of Article III, Section 11.1 and Article XIII

BLACKSTONE REAL ESTATE PARTNERS VII L.P., a Delaware limited partnership

By: Blackstone Real Estate Associates VII LLC

By:	/s/ A.J. Agarwal
Name: A.J. Agarwal
Title: Senior Managing Director

[Signature Page to Purchase and Sale Agreement]

AGREEMENT OF CDEC

The undersigned has executed this Agreement solely to confirm its agreement to act as a qualified intermediary in accordance with the provisions of Section 14.22(b).

CHICAGO DEFERRED EXCHANGE COMPANY

By:	/s/ Mary Cunningham
Name: Mary Cunningham
Title: President

[Agreement of CDEC]

AGREEMENT OF ESCROW AGENT

The undersigned has executed this Agreement solely to confirm its agreement (a) to hold the Escrow Funds in escrow in accordance with the provisions hereof (b) to comply with the provisions of Article XIII and Section 14.21 and (c) that the Title Affidavit is in form and substance acceptable to the undersigned in order to issue title insurance policies to Purchaser in the forms of the Pro Formas.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Leon Adams, Jr.
Name: Leon Adams, Jr.
Title: Vice President/Counsel

[Agreement of Escrow Agent]

JOINDER BY EQY

EQY has executed this Agreement solely for the purposes of agreeing to the provisions of Article XV of this Agreement

EQUITY ONE, INC.

By:	/s/ Jeffrey S. Olson
Name: Jeffrey S. Olson
Title: Chief Executive Officer